Exhibit 10.1
EXECUTION COPY
CREDIT AGREEMENT
dated as of
May 20, 2011
among
NEWMONT MINING CORPORATION,
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
CITIBANK, N.A., HSBC BANK USA, NATIONAL ASSOCIATION, SUMITOMO
MITSUI BANKING CORPORATION, THE BANK OF NOVA SCOTIA, THE
ROYAL BANK OF SCOTLAND PLC and UBS LOAN FINANCE LLC,
as Co-Syndication Agents
and
BANK OF MONTREAL, BNP PARIBAS and DEUTSCHE BANK AG NEW YORK
BRANCH
as Co-Documentation Agents
J. P. MORGAN SECURITIES LLC,
as Sole Lead Arranger and Sole Bookrunner

Page

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices	72
SECTION 9.02. Waivers; Amendments	73
SECTION 9.03. Expenses; Indemnity; Damage Waiver	75
SECTION 9.04. Successors and Assigns	77
SECTION 9.05. Survival	80
SECTION 9.06. Counterparts; Integration; Effectiveness	80
SECTION 9.07. Severability	80
SECTION 9.08. Right of Setoff	81
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process	81
SECTION 9.10. WAIVER OF JURY TRIAL	82
SECTION 9.11. Headings	82
SECTION 9.12. Confidentiality	82
SECTION 9.13. USA Patriot Act	83
SECTION 9.14. Release of Newmont USA as a Guarantor	83

ARTICLE X

Treatment of Loans for Purposes of Regulation U

SECTION 10.01. Treatment for Purposes of Regulation U	84
SECTION 10.02. Allocation of Credit	84
SECTION 10.03. Allocation of Collateral	85
SECTION 10.04. Allocation of Payments	86
SECTION 10.05. Information	86
SECTION 10.06. Individual Lender Responsibility	86

SCHEDULES

Schedule 1.01 — Existing Letters of Credit
Schedule 2.01 — Commitments
Schedule 3.06 — Disclosed Matters
Schedule 3.13 — Subsidiaries
Schedule 6.02 — Existing Liens
EXHIBITS:

Exhibit A Form of Assignment and Acceptance
Exhibit B Form of Assumption Agreement
Exhibit C Form of U.S. Tax Certificate
Exhibit D Form of Guarantee Agreement
Exhibit E Form of Maturity Date Extension Request

CREDIT AGREEMENT dated as of May 20, 2011 (this “Agreement”), among NEWMONT MINING CORPORATION, a Delaware corporation (the “Borrower”), the Lenders party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The Borrower has requested the Lenders (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) extend credit in the form of Commitments under which the Borrower may obtain Revolving Loans from time to time on or after the Effective Date and prior to the Maturity Date in an aggregate principal amount at any time outstanding that will not result in the Revolving Credit Exposure, together with the total Competitive Loan Exposure, exceeding $2,500,000,000. The Borrower has also requested the Lenders provide procedures under which the Borrower may obtain Competitive Loans and Swingline Loans from the Lenders and Letters of Credit from the Issuing Banks. The proceeds of Borrowings hereunder are to be used for general corporate purposes of the Borrower and its subsidiaries and the Letters of Credit will be used to support payment obligations incurred in the ordinary course of business by the Borrower and its subsidiaries.
The Lenders and Issuing Banks are willing to establish the credit facility referred to in the preceding paragraph and extend credit upon the terms and subject to the conditions set forth herein. Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Additional Credit Assumption Agreement” means an additional credit assumption agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and one or more Additional Credit Lenders.
“Additional Credit Commitments” means the Commitment of any Lender (including any increase to a Lender’s then existing Commitment), established pursuant to Section 2.09(d), to make Loans to the Borrower.

“Additional Credit Lenders” means a Lender with Additional Credit Commitments (or a Person that will become such a Lender pursuant to Section 2.09(d)).
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.00%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, or any successor thereto appointed in accordance with Article VIII.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” has the meaning ascribed to such term in the preamble hereto.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1.00%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to such day for deposits in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Arranger” means J.P. Morgan Securities LLC, in its capacity as the sole lead arranger and sole bookrunner for the credit facilities provided for herein.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that if any Defaulting Lender exists at such time, the Applicable Percentages shall be calculated disregarding such Defaulting Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to the facility fees, any Eurodollar Revolving Loan, any ABR Revolving Loan, any Financial Letter of Credit participation fee or any Performance Letter of Credit participation fee, the applicable rate per annum set forth under “Facility Fee”, “LIBOR Margin”, “ABR Margin”, “Financial LC Participation Fee” or “Performance LC Participation Fee”, as the case may be, based upon the ratings by Moody’s and S&P applicable on such date to the Index Debt:

				Financial LC	Performance LCs
Rating	Facility Fee	LIBOR Margin	ABR Margin	Participation Fee	Participation Fee
(Moody’s, S&P)	(% per annum)	(% per annum)	(% per annum)	(% per annum)	(% per annum)
Category 1 A/A2 or higher	0.100%	0.900%	0.000%	0.900%	0.450%
Category 2 A-/A3	0.125%	1.000%	0.000%	1.000%	0.500%
Category 3 BBB+/Baa1	0.175%	1.075%	0.075%	1.075%	0.5375%
Category 4 BBB/Baa2	0.250%	1.250%	0.250%	1.250%	0.625%
Category 5 BBB-/Baa3 or lower (or unrated)	0.300%	1.575%	0.575%	1.575%	0.7875%
For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is more than one Category lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Assumption Agreement” means an assumption agreement in the form of Exhibit B or any other form approved by the Administrative Agent entered into by any Person that has merged or consolidated with the Borrower where such Person is the surviving corporation.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning ascribed such term in the preamble to this Agreement.
“Borrowing” means (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect or (c) a Swingline Loan.
“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act), of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated or (c) for so long as Newmont USA is a Guarantor of the Obligations, the Borrower shall cease to own, directly or through subsidiaries, capital stock and other equity interests of Newmont USA, representing, after giving effect to ownership attributable to all minority interests in subsidiaries through which such capital stock or equity interests are indirectly owned, at least 51% of the economic interest in Newmont USA represented by all of its outstanding capital stock and other equity securities.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Competitive Loans or Swingline Loans.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission” means the Securities and Exchange Commission.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans pursuant to Section 2.01(a), to acquire participations in Swingline Loans pursuant to Section 2.05 and to acquire participations in Letters of Credit pursuant to Section 2.06, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.09(d) and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, in the Additional Credit Assumption Agreement pursuant to which such Lender shall have obtained an Additional Credit Commitment, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Commitments on the date hereof is $2,500,000,000.

“Commodity Hedging Agreement” means any commodity price protection agreement or other commodity price hedging agreement to which the Borrower or any Significant Subsidiary is a party, but, in any event, shall not include any agreement for the sale in the ordinary course of business and on standard trade terms of any commodity produced (a) from properties or (b) by other interests owned by the Borrower or its Subsidiaries.
“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.
“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.
“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with Section 2.04.
“Competitive Loan” means a Loan made pursuant to Section 2.04.
“Competitive Loan Exposure” means, at any time, the aggregate principal amount of Competitive Loans outstanding at such time. The Competitive Loan Exposure of any Lender at any time shall be the aggregate principal amount of the outstanding Competitive Loans of such Lender at such time.
“Consenting Lender” has the meaning assigned to such term in Section 2.21.
“Contingent Obligation” means as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. Unless otherwise limited by the terms of such Contingent Obligation, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender.
“Declining Lender” has the meaning assigned to such term in Section 2.21.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06 or in the Form 10-Q of the Borrower, in respect of its fiscal quarter ended March 31, 2011.

“dollars” or “$” refers to lawful money of the United States of America.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a US Plan (other than an event for which the 30-day notice period is waived) (or, with respect to a Plan that is not a US Plan, any similar event under any similar non-US law, regulation or rule); (b) failure by any US Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such US Plan in each instance, whether or not waived (or, with respect to a Plan that is not a US Plan, any similar funding deficiency under any similar non-US law, regulation or rule); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan (or, with respect to a Plan that is not a US Plan, any similar filing under any similar non-US law, regulation or rule); (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan (or, with respect to a Plan that is not a US Plan, the incurrence of any similar liability under any similar non-US law, regulation or rule); (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC, any non-US Governmental Authority (with respect to a Plan that is not a US Plan) or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA (or, with respect to a Plan that is not a US Plan, any similar notice under provisions of similar non-US law, regulation or rule).

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient:
(a) income (including, in the case of a Recipient that is a U.S. Person, any backup withholding tax), or franchise Taxes imposed on (or measured by) net income by (i) the United States of America (or any political subdivision or taxing authority thereof or therein), or by the jurisdiction under the laws of which such Recipient is organized or registered or in which its principal office is located or, in the case of any Lender or Issuing Bank, in which its applicable lending office is located, or any subdivision thereof or therein, or (ii) any other jurisdiction with which such Recipient has a present or former connection (other than any such connection arising solely from such Recipient having executed, delivered, enforced or become a party to, or performed its obligations or received payment under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced any Loan Document, or sold or assigned an interest in any Loan Document),
(b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Borrower is located, or
(c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or attributable to such Non-U.S. Lender’s failure to comply with Section 2.17(f)), except, to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17(a); provided that for purposes of this clause (c), the term “Non-U.S. Lender” includes any Non-U.S. Issuing Bank.

“Existing Credit Agreement” means the Credit Agreement dated as of July 30, 2004, as amended and restated as of July 28, 2005, as amended and restated as of April 24, 2007 and as amended as of May 23, 2008, among the Borrower, Newmont USA, the lenders party thereto, the issuing banks party thereto and JPMorgan, as administrative agent.
“Existing Letter of Credit” means each letter of credit previously issued under the Existing Credit Agreement and listed on Schedule 1.01. As to any Existing Letter of Credit, the Borrower shall be deemed to have requested the issuance of such Existing Letter of Credit for purposes hereof on the Effective Date.
“Existing Maturity Date” has the meaning assigned to such term in Section 2.21.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.
“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Letter of Credit” means any Letter of Credit other than a Performance Letter of Credit.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Borrower.
“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.
“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union).

“Guarantee Agreement” means the Guarantee Agreement made by Newmont USA in favor of the Administrative Agent for the benefit of the Lenders substantially in the form of Exhibit D.
“Guarantee Requirement” means, at any time that Newmont USA guarantees any Material Indebtedness of the Borrower, that (a) the Guarantee Agreement shall have been executed by Newmont USA and (b) if Newmont USA shall become a party to the Guarantee Agreement after the Effective Date, the Administrative Agent shall have received documents comparable to those delivered under paragraphs (c) and (d) of Section 4.01 with respect to Newmont USA on the Effective Date.
“Guarantor” means, at any time that it is a party to the Guarantee Agreement, Newmont USA.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Indebtedness” of any Person means, at a particular date, the sum (without duplication) at such date of (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (b) the capitalized portion of all obligations of such Person under Capital Lease Obligations, (c) obligations as recorded in such Person’s financial statements in respect of borrowings of gold, (d) deferred revenues from sales of future production and all obligations in respect of prepaid production arrangements, prepaid forward sale arrangements or derivative contracts in respect of which such Person receives upfront payments in consideration of an obligation to deliver product or commodities (or make cash payments based on the value of product or commodities) at a future time, but, in any event, excluding any agreement for the sale in the ordinary course of business and on standard trade terms (including standard trade payment terms) of any commodity produced (i) from properties or (ii) by other interests owned by such Person and (e) without duplication, all Contingent Obligations of such Person in respect of obligations of another Person of the type described in the preceding clauses (a) through (d). The amount of Indebtedness in respect of the upfront payments referred to in clause (d) of this definition shall be the amount in respect of the obligations referred to in such clause that would be required to appear as a liability on a consolidated balance sheet of such Person and its subsidiaries prepared in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than unsecured guarantees by the Guarantor) or subject to any other credit enhancement.
“Information Memorandum” means the Confidential Information Memorandum dated April 2011 relating to the Borrower and the Transactions.
“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or nine or twelve months if available to all participating Lenders) thereafter, as the Borrower may elect and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means, the United States Internal Revenue Service.
“Issuing Bank” means (a)(i) JPMorgan, (ii) U.S. Bank, National Association, (iii) Deutsche Bank AG New York Branch and (iv) BNP Paribas (b) solely in respect of any Existing Letter of Credit, the Person that is the issuer thereof, and (c) each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.06(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.06(k)), each in its capacity as an issuer of Letters of Credit hereunder. The Issuing Banks may, in their discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Banks, in which case the term “Issuing Bank” shall include any such Affiliates with respect to Letters of Credit issued by such Affiliates (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit).
“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.
“LC Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of the termination of the Commitments.
“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements by Issuing Banks that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lease Accounting GAAP Change” has the meaning assigned to such term in Section 1.04.
“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Additional Credit Assumption Agreement or an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” shall include the Swingline Lender.
“Letter of Credit” means each Existing Letter of Credit and any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute page of such service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan Documents” means this Agreement, the Guarantee Agreement and each promissory note delivered pursuant to this Agreement.
“Loan Parties” means the Borrower and the Guarantor.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the Adjusted LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the Adjusted LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.
“Margin Stock” means “margin stock” as defined in Regulation U of the Board.
“Material Adverse Effect” means a material adverse effect on the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole.
“Material Commodity Hedging Indebtedness” means obligations under any Commodity Hedging Agreement with respect to which the Borrower or any Significant Subsidiary is obligated to pay more than $100,000,000 (after giving effect to any netting provisions of such agreement and subtracting the value of any cash (or cash equivalent) collateral provided by the Borrower or any Significant Subsidiary under such agreement) as a result of an event of default by, or termination event applicable solely to, the Borrower or any Significant Subsidiary.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Borrower, Newmont USA and the Significant Subsidiaries in an aggregate principal amount exceeding $100,000,000.
“Maturity Date” means May 20, 2016, as such date may be extended pursuant to Section 2.21.
“Maturity Date Extension Request” means a request by the Borrower, in the form of Exhibit E hereto or such other form as shall be approved by the Administrative Agent, for the extension of the Maturity Date pursuant to Section 2.21.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a US Multiemployer Plan or a non-US defined benefit retirement plan (i) to which the Borrower or an ERISA Affiliate contributes or is obligated to contribute any amounts and (ii) to which any entity other than the Borrower and its ERISA Affiliates contributes or is obligated to contribute any amounts.
“Newmont USA” means Newmont USA Limited, a Delaware corporation.
“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.
“Non-Recourse Indebtedness” means any Indebtedness incurred in connection with the development, construction or operation of a project that is limited in recourse to the project assets and/or the ownership interest held by the Borrower or any Subsidiary (a) in such project assets or (b) in any limited purpose entity owning such project assets, so long as substantially all of the assets of such limited purpose entity are comprised of such project assets.
“Non-U.S. Issuing Bank” means an Issuing Bank that is not a U.S. Person.
“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“Obligations” means (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursements of LC Disbursements and interest thereon and (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under this Agreement or any other Loan Document.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Taxes” means any and all present or future recording, stamp, court, documentary, excise, filing, transfer, or similar Taxes arising from any payment made, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).
“Participant” has the meaning assigned to such term in Section 9.04(e).
“Participant Register” has the meaning assigned to such term in Section 9.04(e).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Performance Letter of Credit” means any Letter of Credit issued (a) to ensure the performance of services or the delivery of goods or (b) primarily for the purpose of securing performance obligations of the Borrower or any Subsidiary to Governmental Authorities, including clean-up and remediation obligations, provided that, for the avoidance of doubt and without limiting the foregoing, no Performance Letter of Credit shall secure or otherwise support any Indebtedness.
“Permitted Encumbrances” means:
(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, customs and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e) landlord’s liens arising in the ordinary course of business;
(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) any lien created in favor of a partner or co-joint venturer in connection with any agreement with such party relating to an unincorporated joint venture over interests in and the assets of that unincorporated joint venture, the product derived from it, the sales proceeds payable and revenues received in respect of it and tariffs payable in respect of the assets of that unincorporated joint venture;
(h) any lien created in favor of a partner or co-joint venturer in connection with any agreement with such party relating to an incorporated joint venture over the shares in such joint venture company and/or its distributions from that company;
(i) Liens securing judgments not constituting an Event of Default under clause (j) of Article VII;
(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Subsidiary or (ii) secure any Indebtedness;
(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry and (iii) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks in the ordinary course of business and not given in connection with the issuance of any Indebtedness and (B) provided for in Section 9.08 and in similar provisions of other credit facilities permitted by this Agreement;
(m) any interest or title of a lessor under leases entered into by the Borrower or any Subsidiary in the ordinary course of business; and
(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business.
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed by the Borrower or any ERISA Affiliate.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.
“Register” has the meaning set forth in Section 9.04(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Required Lenders” means, at any time, Lenders having Commitments representing at least a majority of the total Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, “Required Lenders” shall mean Lenders having aggregate Revolving Credit Exposures and Competitive Loan Exposures representing at least a majority of the sum of the Revolving Credit Exposure plus Competitive Loan Exposure at such time.
“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.
“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of the Revolving Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the LC Exposure at such time. The Revolving Credit Exposure of any Lender at any time shall be such Lender’s Applicable Percentage of the total Revolving Credit Exposure at such time.
“Revolving Loan” means a Loan made pursuant to Sections 2.01 and 2.03. Each Revolving Loan shall be a Eurodollar Loan or an ABR Loan.
“S&P” means Standard & Poor’s.
“Significant Subsidiary” means (a) any Subsidiary now or at any time hereafter meeting any one of the following conditions: (i) the assets of such Subsidiary exceed 10.0% of the aggregate assets appearing on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the most recently ended fiscal year, or (ii) the gross revenues of such Subsidiary for the fiscal year of the Borrower most recently ended exceed 10.0% of the gross revenues of the Borrower and its consolidated Subsidiaries for such fiscal year, or (iii) such Subsidiary has one or more Subsidiaries and together therewith would, if considered in the aggregate, constitute a Significant Subsidiary within the terms of clauses (i) or (ii) of this definition, and (b) Newmont USA.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.
“Subsidiary” means any subsidiary of the Borrower.
“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans pursuant to Section 2.05, expressed as an amount representing the maximum aggregate amount of the Swingline Lender’s outstanding Swingline Loans hereunder, as such commitment may be reduced from time to time pursuant to Section 2.09. The amount of the Swingline Commitment on the date hereof is $200,000,000.
“Swingline Exposure” means, at any time, the sum of the Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be such Lender’s Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means JPMorgan, in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made by the Swingline Lender under its Swingline Commitment pursuant to Section 2.05.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Capitalization” means, on any date, the sum of (a) all Indebtedness that would appear as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries prepared as of such date in accordance with GAAP, less the aggregate amount of all cash and cash equivalents of the Borrower and its Subsidiaries that would appear on such balance sheet plus (b) total stockholders’ equity of the Borrower and its Subsidiaries determined as of such date on a consolidated basis in accordance with GAAP, less goodwill and intangible assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Total Indebtedness” means, as of any date, without duplication, the aggregate amount of Indebtedness of the Borrower and its Subsidiaries on such date, less the aggregate amount of all cash and cash equivalents of the Borrower and its Subsidiaries on such date, in each case as would appear as a liability or as cash or cash equivalents, on a consolidated balance sheet of the Borrower and its Subsidiaries prepared as of such date in accordance with GAAP.
“Transactions” means collectively, (a) the execution, delivery and performance by each of the Borrower and the Guarantor of this Agreement and the other Loan Documents to which it is a party, the borrowing of Loans hereunder, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) the repayment of all principal amounts outstanding, together with any accrued and unpaid interest, fees and expenses, under the Existing Credit Agreement.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the Adjusted LIBO Rate or a Fixed Rate.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“US Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“US Plan” means a Plan that is subject to ERISA.
“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).
“Withdrawal Liability” means liability to a US Multiemployer Plan as a result of a complete or partial withdrawal from such US Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.
SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”) and Borrowings may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding the foregoing, for purposes of this Agreement (other than Section 5.01) GAAP shall be determined without giving effect to any change thereto occurring after the date hereof as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease or similar agreement as a Capital Lease where such lease or similar agreement was not required to be so treated under GAAP as in effect on the date hereof (any such change being referred to herein as a “Lease Accounting GAAP Change”); provided further that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II
The Credits
SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the Revolving Credit Exposure plus the Competitive Loan Exposure exceeding the total Commitments.
(b) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans during the Availability Period.
SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders (or their Affiliates as provided in paragraph (b) below) ratably in accordance with their Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b) Subject to Section 2.14, (i) each Revolving Borrowing shall be comprised entirely of Eurodollar Loans or ABR Loans, as the Borrower may request in accordance herewith; (ii) each Swingline Loan shall be comprised entirely of ABR Loans; and (iii) each Competitive Borrowing shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans, as the Borrower may request in accordance herewith.
(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or the amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e), as the case may be. Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be outstanding more than a total of 15 Eurodollar Revolving Borrowings (or such greater number as the Administrative Agent shall agree).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or by telecopy (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form agreed to by the Administrative Agent and the Borrower and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i) the aggregate amount of the requested Borrowing;
(ii) the date of such Borrowing, which shall be a Business Day;
(iii) the Type of the requested Borrowing;
(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and shall end no later than the Maturity Date; and
(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrower may request Competitive Bids from the Lenders and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that, after giving effect to any Borrowing of Competitive Loans, the sum of the Revolving Credit Exposure plus the total Competitive Loans shall not exceed the total Commitments. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone or by telecopy, in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within three Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:
(i) the aggregate principal amount of the requested Borrowing;
(ii) the date of such Borrowing, which shall be a Business Day;
(iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;
(iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period” and shall end no later than the Maturity Date; and
(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.
(b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Eurodollar Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(c) The Administrative Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.
(d) Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telecopy or by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 11:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 11:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) above the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.
(e) The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section 2.04.
SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the sum of the total Swingline Exposures exceeding the Swingline Commitment or (ii) the sum of the Revolving Credit Exposure plus the Competitive Loan Exposure exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Each Swingline Loan shall be made as part of a Borrowing consisting of Swingline Loans made by the Swingline Lender. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall be in an integral multiple of $1,000,000; provided that a Swingline Loan may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).
(b) To request Swingline Borrowings, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy) no later than 1:00 p.m., New York City time, on the day of a proposed Swingline Borrowing. Each such notice shall be irrevocable and shall specify the requested borrowing date (which shall be a Business Day), and the amount of the requested Swingline Borrowing. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a transfer of funds to the general deposit account of the Borrower with the Administrative Agent by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
(c) By written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day, the Swingline Lender may require the Lenders to acquire participations on such Business Day in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice the percentage of the applicable Swingline Loans allocated to such Lender based on its respective Applicable Percentage. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, its Applicable Percentage of such Swingline Loans. Each Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representations and warranties of the Borrower deemed made pursuant to Section 4.02, unless, at least two Business Days prior to the time such

Swingline Loan was made, the Required Lenders shall have notified the Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be reasonably satisfied that the events and circumstances described in such notice shall have been cured, waived or otherwise shall have ceased to exist). Each Lender further acknowledges and agrees that its obligation to acquire participations in each Swingline Loan pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.09 with respect to Loans made by such Lender (and Section 2.09 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or, so long as the Borrower is a co-applicant with respect thereto, the account of any Subsidiary; provided that the Borrower shall not be required to be a co-applicant in respect of (i) any Letter of Credit if, due to the inclusion of the Borrower as a co-applicant with respect to such Letter of Credit, such Letter of Credit would not meet the requirements of the relevant beneficiary thereof or (ii) any Existing Letter of Credit or the renewal or replacement of any Existing Letter of Credit that, at the time of its issuance, was issued solely for the account of a Subsidiary) in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the LC Availability Period, and (subject to the conditions set forth in Section 4.02), the applicable Issuing Bank will issue such Letters of Credit. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted to, or entered into with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, extension or renewal of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit is a Financial Letter of Credit or a Performance Letter of Credit (subject to confirmation of such status by the Administrative Agent and the applicable Issuing Bank, acting reasonably and in consultation with the Borrower), and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $1,250,000,000, (ii) the Revolving Credit Exposure shall not exceed the total Commitments and (iii) following the effectiveness of any Maturity Date Extension Request, the LC Exposure in respect of all Letters of Credit having an expiration date after the second Business Day prior to the Existing Maturity Date shall not exceed the aggregate Commitments of the Consenting Lenders extended pursuant to Section 2.21; provided that an Issuing Bank shall not issue, amend, renew or extend any Letter of Credit (other than automatic renewals thereof pursuant to customary evergreen provisions or amendments that do not effect an extension, or increase the stated face amount, of such Letter of Credit) if it shall have been notified by the Administrative Agent at the written request of the Required Lenders that a Default or an Event of Default has occurred and is continuing and that, as a result, no further Letters of Credit shall be issued by it (a “Letter of Credit Suspension Notice”); provided that such Issuing Bank shall have received such Letter of Credit Suspension Notice within a sufficient amount of time to process internally the instructions therein contained. Each determination as to whether a Letter of Credit constitutes a Financial Letter of Credit or a Performance Letter of Credit shall be made by the Administrative Agent and the applicable Issuing Bank, acting reasonably and in consultation with the Borrower and, once made, shall be conclusive and binding upon the Borrower, the Lenders and the Issuing Banks.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date that is two Business Days prior to the Maturity Date. Notwithstanding the foregoing, any Letter of Credit issued hereunder may, in the sole discretion of the applicable Issuing Bank, expire after the second Business Day prior to the Maturity Date but on or before the date that is 90 days after the Maturity Date, provided that the Borrower hereby agrees that it shall provide cash collateral in an amount equal to 102% of the LC Exposure in respect of any such outstanding Letter of Credit to the applicable Issuing Bank at least 10 days prior to the Maturity Date, which such amount shall be (i) deposited by the Borrower in an account with and in the name of such Issuing Bank and (ii) held by such Issuing Bank for the satisfaction of the Borrower’s reimbursement obligations in respect of such Letter of Credit until the expiration of such Letter of Credit. Any Letter of Credit issued with an expiration date beyond the second Business Day prior to the Maturity Date shall, to the extent of any undrawn amount remaining thereunder on the Maturity Date, cease to be a “Letter of Credit” outstanding under this Agreement for purposes of the Lenders’ obligations to participate in Letters of Credit pursuant to clause (d) below. For the avoidance of doubt, if the Maturity Date shall be extended pursuant to Section 2.21, “Maturity Date” as referenced in this sentence shall refer to the Maturity Date as extended pursuant to Section 2.21; provided that, notwithstanding anything in this Agreement (including Section 2.21 hereof) or any other Loan Document to the contrary, the Maturity Date and the LC Availability Period, as such terms are used in reference to any Issuing Bank or any Letter of Credit issued thereby, may not be extended with respect to any Issuing Bank without the prior written consent of such Issuing Bank.
(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each such Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit (provided that such Letter of Credit shall expire no later than the date set forth in paragraph (c) of this Section), or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the Business Day immediately following the date on which the Borrower shall have received notice of such LC Disbursement; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request (i) in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing or (ii) in accordance with Section 2.05 that such payment be financed with a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan, as the case may be. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or Swingline Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect or (iii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any of the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement by the date that is three Business Days following the date such reimbursement is due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide cash collateral in accordance with Section 2.11(b) or 2.20, such cash collateral shall be deposited and shall be held and applied in accordance with this paragraph. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Revolving Credit Exposure plus the Competitive Loan Exposure would not exceed the total Commitments and no Default shall have occurred and be continuing.
(j) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, upon notice to the Administrative Agent, designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to such additional Issuing Bank, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.
(k) Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit. Without limiting the foregoing, following the delivery by the Borrower of any notice of termination in respect of any Issuing Bank (and regardless of whether such notice has become effective), such Issuing Bank shall have no obligation to issue, amend, renew or extend any Letter of Credit.

(l) Issuing Bank Exposure Limitation. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue Letters of Credit if, at the time of and after giving effect to such issuance, the aggregate amount of LC Exposure attributable to Letters of Credit issued by such Issuing Bank would exceed $750,000,000. Additionally, notwithstanding anything herein to the contrary, the Borrower and any Issuing Bank may separately agree to any lesser limit on the amount of LC Exposure attributable to Letters of Credit issued by such Issuing Bank.
SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the applicable Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request; provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and any Loans resulting from an election made with respect to any such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section, no Borrowing may be converted into or continued as a Borrowing with an Interest Period ending after the Maturity Date. This Section shall not apply to Competitive Loans or Swingline Loans, which may not be converted or continued.
(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or by telecopy by the time and date that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any other provision of this Section, the Borrower shall not be permitted to elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d).
(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and shall end no later than the Maturity Date.
If any such Interest Election Request requests a Eurodollar Borrowing, but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Eurodollar Revolving Borrowing will be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request of the Required Lenders, so notifies the Borrower (such notification to be promptly confirmed in writing), then, so long as an Event of Default is continuing each outstanding Eurodollar Revolving Borrowing may only be continued as a Eurodollar Borrowing with an Interest Period of one month.
SECTION 2.09. Termination and Reduction of Commitments; Increase of Commitments.
(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b) The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposure plus the Competitive Loan Exposure would exceed the total Commitments.
(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day (or such shorter period as may be acceptable to the Administrative Agent) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) (i) The Borrower may at any time, by written notice to the Administrative Agent, request Additional Credit Commitments from one or more Additional Credit Lenders, which may include any existing Lender; provided that at no time shall the aggregate amount of Additional Credit Commitments effected pursuant to this paragraph exceed $500,000,000; provided further that each Additional Credit Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and the Borrower (which approvals shall not be unreasonably withheld). Each such notice shall set forth (A) the amount of the Additional Credit Commitments being requested (which shall be in a minimum amount of $10,000,000) and (B) the date on which such Additional Credit Commitments are requested to become effective (which shall not be less than 10 days (or such shorter period as may be acceptable to the applicable Additional Credit Lender) nor more than 45 days after the date of such notice).
(ii) The Borrower and each Person that in its sole discretion agrees to be an Additional Credit Lender in accordance with sub-paragraph (i) above shall execute and deliver to the Administrative Agent an Additional Credit Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Additional Credit Commitment of such Additional Credit Lender. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Additional Credit Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Additional Credit Assumption Agreement, each such Additional Credit Lender shall, to the extent not an existing Lender, become a Lender hereunder and this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Additional Credit Commitment evidenced thereby.
(iii) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any Additional Credit Commitment pursuant to this Section 2.09(d), the outstanding Loans (if any) are held by the Lenders in accordance with their new pro rata percentages. This may be accomplished at the discretion of the Administrative Agent (A) by requiring the outstanding Loans to be prepaid with the proceeds of a new Borrowing, (B) by causing the existing Lenders to assign portions of their outstanding Loans to Additional Credit Lenders, which assignments shall be deemed to be effective pursuant to Section 9.04 or (C) by any combination of the foregoing. Notwithstanding the foregoing, in order to eliminate any break funding liability to the Borrower, if, upon the date that any Additional Credit Commitment becomes effective pursuant to this Section 2.09(d), there is an unpaid principal amount of Revolving Loans to the Borrower, the principal outstanding amount of all such Revolving Loans shall (x) in the case of such Revolving Loans which are ABR Loans, be immediately repaid by the Borrower (but all such Revolving Loans may, on the terms and conditions hereof, be reborrowed on such date on a pro rata basis, based on the revised Commitments as then in effect) and (y) in the case of such Revolving Loans which are Eurodollar Loans, continue to remain outstanding (notwithstanding any other requirement in this Agreement that such Revolving Loans be held on a pro rata basis based on the revised Commitments as then in effect) until the end of the then current Interest Period therefor, at which time such Eurodollar Loans shall be paid by the Borrower to the Lenders on a pro rata basis, based on their respective Commitments (if any) immediately prior to giving effect to any Additional Credit Commitments (but all such Revolving Loans may, on the terms and conditions hereof, be reborrowed on such date, and any such reborrowing shall be funded by the Lenders, including the Lenders holding Additional Credit Commitments, on a pro rata basis based on the Commitments as then in effect).

(iv) Notwithstanding the foregoing, no Additional Credit Commitment shall become effective under this Section 2.09(d) unless on the date of such effectiveness, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer.
SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the unpaid principal amount of each Revolving Loan made to the Borrower on the Maturity Date, (ii) to the Administrative Agent for the account of each Lender that has made a Competitive Loan the unpaid principal amount of such Competitive Loan on the last day of the Interest Period applicable to such Loan and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (A) the Maturity Date and (B) the tenth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Loan or a Competitive Loan is made to the Borrower, the Borrower shall repay all Swingline Loans made to it and then outstanding.
(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Borrower and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section and payment, when required thereby, of any amounts required under Section 2.16; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.
(b) In the event and on each occasion that the sum of the Revolving Credit Exposure plus the Competitive Loan Exposure exceeds the total Commitments, the Borrower shall: first, promptly prepay Swingline Loans in an aggregate amount sufficient to eliminate such excess, and second, to the extent of any remaining excess, promptly prepay Revolving Borrowings in an aggregate amount sufficient to eliminate such excess, and third, to the extent of any remaining excess, or if no Revolving Borrowings or Swingline Loans are outstanding, make a deposit in a cash collateral account maintained by the Administrative Agent pursuant to Section 2.06(i) to be held as security for the Borrower’s obligations in respect of Letters of Credit. To the extent the amount of cash collateral provided hereunder at any time exceeds the LC Exposure at such time and no Event of Default has occurred and is continuing, the excess thereof shall be returned to the Borrower.
(c) Prior to any optional or mandatory prepayment of Borrowings, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) below.
(d) The Borrower shall notify the Administrative Agent (and in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) or by telecopy of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 10:00 a.m., New York City time, on the Business Day of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof, to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing or a Swingline Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing or a Swingline Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender (other than a Defaulting Lender) a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitments of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the date on which such Commitments terminate; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitments terminate, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which all the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which all the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 365 (or 366, as the case may be) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue on the average daily amount of such Lender’s LC Exposure in respect of Performance Letters of Credit and Financial Letters of Credit (excluding, in each case, any LC Exposure attributable to unreimbursed LC Disbursements) at the Applicable Rate for Performance Letters of Credit or Financial Letters of Credit, as the case may be, during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at a rate per annum as may be separately agreed upon by the Borrower and such Issuing Bank on the daily amount of the LC Exposure attributable to Performance Letters of Credit or Financial Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure attributable to such Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the later of the date on which the Commitments terminate and the date on which there shall cease to be any LC Exposure. All participation fees and fronting fees in respect of Letters of Credit shall be computed on the basis of a year of 365 (or 366, as the case may be) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for its own account or, in the case of facility fees and participation fees, for distribution to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b) The Loans comprising each Eurodollar Borrowing shall bear interest (i) in the case of a Eurodollar Revolving Borrowing, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate or (ii) in the case of a Eurodollar Competitive Borrowing, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Borrowing.
(c) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.
(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
(b) the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurodollar Competitive Loan, the Lender that is required to make such Loan) that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any request by the Borrower for a Eurodollar Competitive Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Eurodollar Competitive Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except for any such requirement reflected in the Adjusted LIBO Rate);
(ii) impose on any Lender or Issuing Bank or the London interbank markets any other condition affecting this Agreement or Eurodollar Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein; or
(iii) subject any Recipient to any Taxes on its Loans, loan principal, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes and (B) Excluded Taxes on gross or net income, profits or revenue (including value added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan or Fixed Rate Loan or to increase the cost to such Lender, any Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made, or participations in Letters of Credit held, by such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank, or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that, the Borrower shall not be required to compensate a Lender or any Issuing Bank pursuant to paragraph (a) or (b) of this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.
SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or Fixed Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period, as the case may be, applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or Fixed Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof. Notwithstanding the foregoing, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.16 for any loss, cost or expense incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event giving rise to such loss, cost or expense and of such Lender’s intention to claim compensation therefor.
SECTION 2.17. Taxes. (a) Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold any Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c) As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d) The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 10 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim; provided that no Loan Party shall be required to indemnify any Recipient pursuant to this paragraph for any such Indemnified Taxes (including expenses arising therefrom or with respect thereto) paid by the Recipient more than 180 days prior to the date that the Recipient notifies the applicable Loan Party of such payment by the Recipient of such Indemnified Taxes and of the Recipient’s intention to claim indemnification therefor. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.
(e) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by either the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(ii) Without limiting the generality of the foregoing, any Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit C (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including an entity treated as a partnership for U.S. federal income tax purposes or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership (and not a participating Lender) and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or
(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to Sections 1471 through 1474 of the Code, and any regulations or official interpretations thereof, after the date of this Agreement.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
(h) For purposes of Section 2.17(e) and (f), the term “Lender” includes any Issuing Bank.
SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Except as otherwise provided in Section 2.06(e), the Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, reimbursements of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent for the account of the applicable Lenders or Issuing Bank or, in any such case, to such other account as the Administrative Agent shall from time to time specify in a notice delivered to the Borrower, except that payments to the Swingline Lender, payments to an Issuing Bank as expressly provided herein and payments pursuant to Sections 2.15 (other than paragraph (b) thereof), 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Any payment required to be made by the Administrative Agent shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in Swingline Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in Swingline Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans or participations in Swingline Loans or participations in LC Disbursements, as applicable, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans or participations in Swingline Loans or participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender or Issuing Bank acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender or such Issuing Bank were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each of the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b) or paragraph (d) of this Section 2.18, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender (including any Issuing Bank) requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender (including any Issuing Bank) or any Governmental Authority for the account of any Lender (including any Issuing Bank) pursuant to Section 2.17, then such Lender (including such Issuing Bank) shall use reasonable efforts to designate a different lending office for funding or booking its Loans (or issuing its Letters of Credit) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender (including such Issuing Bank), such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender (including such Issuing Bank) to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (including such Issuing Bank). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender (including any Issuing Bank) in connection with any such designation or assignment.
(b) If (i) any Lender (including any Issuing Bank) requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender (including any Issuing Bank) or any Governmental Authority for the account of any Lender (including any Issuing Bank) pursuant to Section 2.17, (iii) any Lender has become a Defaulting Lender, (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent or (v) any Lender is a Declining Lender under Section 2.21, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, the Swingline Lender and any Issuing Bank, which consents shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans), participations in Swingline Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction or elimination in such compensation, payments or additional interest, (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected and (E) in the case of any such assignment and delegation in respect of a Lender where such Lender (or any Affiliate thereof) is an Issuing Bank, the Borrower shall, substantially simultaneously with such assignment and transfer, terminate such Lender (or, at the request of any such Affiliate, such Affiliate) as an Issuing Bank in accordance with Section 2.09. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.
SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a) except to the extent provided to the contrary in paragraph (iv) of Section 2.20(c) below, facility fees shall cease to accrue pursuant to Section 2.12(a) on the unused amount of the Commitment of such Defaulting Lender;
(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i) the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the sum of all Non-Defaulting Lenders’ Revolving Credit Commitments;
(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within two Business Days following notice by the Administrative Agent (A) first, prepay the portion of such Defaulting Lender’s Swingline Exposure that has not been reallocated and (B) second, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.06(i) for so long as such LC Exposure is outstanding;
(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;
(iv) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted to give effect to such reallocation; and
(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment utilized by such LC Exposure) and participation fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless in each case it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure or LC Exposure, as applicable, will be fully covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such funded Swingline Loan or in any such issued, amended, renewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).
In the event that (x) a Bankruptcy Event with respect to a Lender Parent shall have occurred following the date hereof and for so long as such Bankruptcy Event shall continue or (y) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan, and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 2.21. Extension of Maturity Date. (a) The Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders) not less than 30 days prior to the then existing maturity date for Commitments hereunder (the “Existing Maturity Date”), request that the Lenders extend the Existing Maturity Date in accordance with this Section 2.21. Each Maturity Date Extension Request shall (i) specify the date to which the Maturity Date is sought to be extended, (ii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on Revolving Loans of, and fees payable hereunder to, Consenting Lenders in respect of that portion of their Commitments (and related Revolving Loans) extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date), and (iii) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request, provided that no such changes or modifications requiring approvals pursuant to Section 9.02(b) shall become effective prior to the then existing Maturity Date unless such other approvals have been obtained. In the event a Maturity Date Extension Request shall have been delivered by the Borrower, each Lender shall have the right to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment of such Lender with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (it being understood that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender). If a Lender elects to extend only a portion of its then existing Commitment, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment. If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments held by them, then, subject to paragraph (d) of this Section, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Commitments shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the Commitments of the Consenting Lenders (including interest and fees (including Letter of Credit fees) payable in respect thereof), shall be modified as set forth in the Maturity Date Extension Request and (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders) having been obtained) become effective.
(b) Notwithstanding the foregoing, the Borrower shall have the right, in accordance with the provisions of Sections 2.19 and 9.04, at any time prior to the Existing Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Commitments subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or other financial institution that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment assigned to and assumed by it on and after the effective time of such replacement.
(c) If a Maturity Date Extension Request has become effective hereunder:
(i) not later than the fifth Business Day prior to the Existing Maturity Date, the Borrower shall make prepayments of Loans and shall provide cash collateral in respect of Letters of Credit in the manner set forth in Section 2.11, such that, after giving effect to such prepayments and such provision of cash collateral, the aggregate credit exposures outstanding as of such date will not exceed the aggregate Commitments of the Consenting Lenders extended pursuant to this Section 2.21 (and the Borrower shall not be permitted thereafter to request any Loan or any issuance, amendment, renewal or extension of a Letter of Credit if, after giving effect thereto, the aggregate credit exposures outstanding would exceed the aggregate amount of the Commitments so extended); and

(ii) on the Existing Maturity Date, the Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, terminate, and the Borrower shall repay all the Revolving Loans of each Declining Lender, to the extent such Revolving Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder (accordingly, the Commitment of any Consenting Lender shall, to the extent the amount of such Commitment exceeds the amount set forth in the notice delivered by such Lender pursuant to paragraph (a) of this Section, be permanently reduced by the amount of such excess, and the Borrower shall prepay the proportionate part of the outstanding Revolving Loans of such Consenting Lender, in each case together with accrued and unpaid interest thereon to but excluding the Existing Maturity Date and all fees and other amounts payable in respect thereof on or prior to the Existing Maturity Date), it being understood that such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Consenting Lenders, which such Revolving Borrowings shall be made ratably by the Consenting Lenders in accordance with their extended Commitments.
(d) Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the Extension Effective Date, the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Maturity Date Extension Request) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer.
(e) Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section 2.21, or any amendment or modification of the terms and conditions of the Commitments and Revolving Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.09(c) or Section 2.18(b) or 2.18(c) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 9.02(b).
(f) The Borrower, the Administrative Agent and the Consenting Lenders may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has become effective in accordance with the provisions of this Section 2.21.

ARTICLE III
Representations and Warranties
The Borrower represents and warrants (as to itself and its own Subsidiaries) to the Lenders that:
SECTION 3.01. Organization; Powers. The Borrower and each Significant Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s and the Guarantor’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and the Guarantee Agreement, when executed and delivered by the Guarantor, will constitute, a legal, valid and binding obligation of the Borrower or the Guarantor, as the case may be, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries.
SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries (i) as of and for the fiscal year ended December 31, 2010, reported on by PricewaterhouseCoopers LLP, independent registered public accounting firm and (ii) as of and for the fiscal quarter ended March 31, 2011, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments.

(b) Since December 31, 2010, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.
SECTION 3.05. Properties. (a) The Borrower and each Significant Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to the business of the Borrower and its Subsidiaries taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b) The Borrower and each Significant Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Borrower and its Subsidiaries taken as a whole, and the use thereof by the Borrower or such Significant Subsidiary does not infringe upon the rights of any other Person, except for any such ownership, licenses or infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 3.07. Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08. Investment Company Status. Neither the Borrower nor the Guarantor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. The Borrower and each Subsidiary has filed or caused to be filed on a timely basis (taking into account all extensions granted by the applicable Governmental Authority) all United States federal and applicable foreign, state and local Tax returns and reports and all other Tax returns and reports which are required to be filed and have paid or caused to be paid all Taxes required to have been paid by it, except (a) such Taxes, if any, as are being contested in good faith by appropriate proceedings as to which adequate reserves have been provided in accordance with GAAP and (b) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount which could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount which could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11. Disclosure. As of the Effective Date, neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement (as modified or supplemented by other information so furnished on or prior to the Effective Date) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
SECTION 3.12. Federal Regulations. The proceeds of the Loans will be used only for general corporate purposes. No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock in violation of Regulation U or X of the Board. As of the date of this Agreement, if the full amount of the Lenders’ Commitments were used to purchase Margin Stock, no more than 25% of the value of the assets of the Borrower, or of the Borrower and its Subsidiaries taken as a whole, which are subject to the restrictions contained in Article VI would constitute Margin Stock. If the proceeds of any Loan are to be used in a manner which would cause such Loans to be classified as “purpose loans” under Regulation U, then at the time of the making of such Loan and at the time of the making of each Loan thereafter (after applying the proceeds of all Loans then being or theretofore made), no more than 25% of the value of the assets of the Borrower, or of the Borrower and its Subsidiaries taken as a whole, which are subject to the restrictions contained in Article VI shall constitute Margin Stock. If at any time the representation set forth in the preceding sentence would be required to be made but cannot be made by the Borrower, such representation shall not be required to be made, provided that the Borrower shall at all times thereafter comply with Article X.

SECTION 3.13. Subsidiaries. Schedule 3.13 sets forth as of the Effective Date a list of all Subsidiaries and the percentage ownership (directly or indirectly) of the Borrower therein. Except to the extent that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the shares of capital stock or other ownership interests so indicated on Schedule 3.13 are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens other than Liens permitted under Section 6.02(a), (c), (f) or, to the extent applicable to any of the foregoing paragraphs of Section 6.02, 6.02(i).
SECTION 3.14. OFAC. Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate thereof, is currently subject to any U.S. sanctions administered or enforced by OFAC, and the Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing activities of or with any Person or any country or territory that, at the time of such financing, is the subject of any OFAC sanctions.
SECTION 3.15. FCPA. No part of the proceeds of the Loans will be authorized for use, directly or indirectly, for any payments to any officer or employee of a government, or government-controlled entity, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.
ARTICLE IV
Conditions
SECTION 4.01. Effective Date. The obligations of the Lenders and the Issuing Banks hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b) The Guarantee Agreement shall have been duly executed and delivered to the Administrative Agent by Newmont USA.

(c) The Administrative Agent shall have received reasonably satisfactory written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Stephen P. Gottesfeld, Vice President and General Counsel of the Borrower and the Guarantor and White & Case LLP, special counsel for the Borrower and the Guarantor. The Borrower and the Guarantor hereby request such counsel to deliver such opinions.
(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the Guarantor and the authorization of the Transactions by the Borrower and the Guarantor, all in form and substance reasonably satisfactory to the Administrative Agent.
(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
(f) Prior to or substantially contemporaneously with the initial funding of Loans on the Effective Date, all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement shall have been or shall be paid in full (except that the Existing Letters of Credit shall remain outstanding as Letters of Credit hereunder), the commitments thereunder shall have been or shall be terminated and all guarantees existing in connection therewith shall have been or shall be discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.
(g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party to the Administrative Agent or the Arranger in connection with the Transactions.
(h) The lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act to the extent requested at least 10 days prior to the Effective Date.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit hereunder, and the incorporation of the Existing Letters of Credit as Letters of Credit hereunder, shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on May 23, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit hereunder (other than automatic renewals thereof pursuant to customary evergreen provisions or amendments that do not increase the stated face amount of such Letter of Credit) is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:
(a) The representations and warranties of the Borrower set forth in this Agreement shall (other than the representations and warranties set forth in Sections 3.04(b) and 3.06 and except as expressly provided in the last sentence of Section 3.12) be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit (other than automatic renewals thereof pursuant to customary evergreen provisions or amendments that do not increase the stated face amount of such Letter of Credit), as applicable (except to the extent expressly made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date).
(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(c) At the time of the making of the first Loan or issuance of a Letter of Credit, if any, when the representation in the third sentence of Section 3.12 would be required to be made, but cannot be made, then as a condition precedent to such Borrowing or issuance of a Letter of Credit, the Borrower shall have delivered to the Administrative Agent a Form F.R. G-3 or Form F.R. U 1, as applicable, for each Lender, duly completed by the Borrower in conformity with Regulation U of the Board.
Each Borrowing and each request for the issuance, amendment, renewal or extension of a Letter of Credit (other than automatic renewals thereof pursuant to customary evergreen provisions or amendments that do not increase the stated face amount of such Letter of Credit) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated or fully cash collateralized or supported by a backstop letter of credit, in either case, in a manner reasonably satisfactory to the applicable Issuing Bank and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:
(a) within 100 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Pricewaterhouse Coopers LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood that the foregoing can be satisfied by delivery of the Borrower’s relevant Form 10-K);
(b) within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the foregoing can be satisfied by delivery of the Borrower’s relevant Form 10-Q);
(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) if any Lease Accounting GAAP Change shall have become effective and shall have been applied by the Borrower, and such Lease Accounting GAAP Change affects the comparability of the consolidated financial statements (or any part thereof) for such fiscal year or such fiscal quarter compared to the corresponding consolidated financial statements (or such part thereof) for the prior fiscal year or the corresponding fiscal quarter of such prior fiscal year in any material respect, specifying the effect of such Lease Accounting GAAP Change on the consolidated financial statements for such fiscal year or such fiscal quarter;

(d) concurrently with any delivery of financial statements under clause (a) above, to the extent permitted by the internal policies of the independent registered accounting firm referred to in paragraph (a) above, a certificate of such accounting firm in customary form stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default continuing under Section 6.01 on the date of such certificate, except as specified in such certificate (which certificate may be limited to the extent required by accounting rules or guidelines); and
(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.
SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a) the occurrence of any Default;
(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and
(d) any other development, including without limitation any development relating to an Environmental Liability, that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03. Existence; Conduct of Business. (i) The Borrower will, and will cause each of its Significant Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and (ii) the Borrower will, and will cause each of its Significant Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole; provided that the foregoing shall not (x) prohibit any merger, consolidation, liquidation, dissolution or sale permitted (or not restricted) under Section 6.03 or (y) require the maintenance of any right, license, permit, privilege or franchise where the failure to maintain same could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear and damage by casualty excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority, including without limitation all Environmental Laws, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only for (a) the payment of principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement and (b) general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X (after giving effect to Article X). Letters of Credit will be issued only to support obligations incurred by the Borrower and its subsidiaries in their business operations.
SECTION 5.09. Further Assurances. The Borrower will, and will cause Newmont USA to, execute any and all further documents, agreements and instruments, and take all further actions that may be required under any applicable law or regulation, or that the Administrative Agent may reasonably request, to cause the Guarantee Requirement to be and remain satisfied at all times, subject to Section 9.14.

ARTICLE VI
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated or fully cash collateralized or supported by a backstop letter of credit, in either case, in a manner reasonably satisfactory to the applicable Issuing Bank and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01. Consolidated Indebtedness. The Borrower will not, as of the last day of any fiscal quarter, permit Total Indebtedness as of such date to exceed an amount equal to 62.5% of Total Capitalization as of such date.
SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
(a) Permitted Encumbrances;
(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and (to the extent securing Indebtedness in excess of $25,000,000) set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secured on the Effective Date;
(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;
(d) Liens (including Liens arising in connection with any Capital Lease Obligation) on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to, at the time of, or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) Liens securing Indebtedness otherwise permitted pursuant to this Agreement incurred in connection with any Capital Lease Obligation related solely to the Gold Ore Treatment facility located near Carlin, Nevada;
(f) Liens securing Indebtedness otherwise permitted pursuant to this Agreement incurred in connection with the development, construction or operation of a project developed or constructed after the Effective Date so long as such Liens encumber only the project itself and/or the ownership interest held by the Borrower or any Subsidiary therein;
(g) a sale-leaseback transaction with respect to the Autoclave Equipment Plants;
(h) Liens not otherwise permitted by this Section 6.02 which, in the aggregate, secure Indebtedness and other obligations not exceeding (as to the Borrower and all of its Subsidiaries) $600,000,000 in aggregate principal amount at any time outstanding;
(i) Liens in respect of the cash collateralization of (i) Letters of Credit pursuant to Section 2.11(b), (ii) any Defaulting Lender’s participation in Letters of Credit or Swingline Loans as contemplated by this Agreement and (iii) (x) letters of credit issued under other bank credit facilities permitted by this Agreement to the extent the aggregate stated face amounts of such letters of credit exceed the commitments under the applicable bank credit facility and (y) any defaulting lender’s participation in letters of credit or swingline loans under other bank credit facilities permitted by this Agreement; and
(j) extensions, renewals, refinancings or replacements of any Lien referred to in paragraphs (b), (c), (d), (e), (f) and (g) of this Section 6.02, provided that the principal amount of the Indebtedness or obligation secured thereby is not increased (except by the amount of any accrued and unpaid interest or premium in connection therewith and any reasonable fees associated with such extension, renewal, refinancing or replacement) and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.
SECTION 6.03. Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, nor permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:
(a) any Subsidiary may merge or consolidate with the Borrower;

(b) the Borrower may merge or consolidate with any other Person so long as:
(i) the Borrower, is the surviving corporation or the surviving corporation (if the surviving corporation is not the Borrower) shall assume all of the Loans and other obligations of the Borrower under this Agreement pursuant to an Assumption Agreement substantially in the form of Exhibit B; and
(ii) the credit rating for Index Debt of the surviving corporation from either Moody’s or S&P immediately after such transaction is at least equal to the credit rating for Index Debt of the Borrower immediately prior to the initial public announcement of such transaction, provided, that in any event the requirements of this clause (ii) shall be deemed satisfied if the surviving corporation has a credit rating after such merger or consolidation of at least BBB, in the case of S&P, or Baa2, in the case of Moody’s.
ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b) the Borrower shall (i) fail to pay (A) any interest on any Loan, (B) any reimbursement obligation in respect of any LC Disbursement, or (C) any regularly accruing fees hereunder, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days or (ii) fail to pay any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue for 15 days after the Borrower is notified thereof by the Administrative Agent or any Lender;
(c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;
(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Required Lenders);
(f) the Borrower or any Significant Subsidiary shall fail to make any payment of principal or interest (and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to the period of grace, if any, provided in the instrument or agreement relating to such Material Indebtedness);
(g) any event or condition occurs (i) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness (other than any Non-Recourse Indebtedness) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;
(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (excluding any amount paid or covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against the Borrower, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed (or, in the case of a judgment in a jurisdiction other than the United States of America or any political subdivision thereof, such longer period as the Borrower and the Administrative Agent shall agree in good faith, provided that the Borrower or such Significant Subsidiary shall be contesting such execution in accordance with appropriate proceedings; provided further that the Administrative Agent shall not agree to an additional period in excess of 120 consecutive days without the consent of the Required Lenders), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Significant Subsidiary to enforce any such judgment;
(k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(l) a Change in Control shall occur;
(m) the Borrower or any Significant Subsidiary (i) shall fail to make any payment or delivery in respect of any Material Commodity Hedging Indebtedness, and (ii) after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, the Commodity Hedging Agreement under which such Material Commodity Hedging Indebtedness arises, and (iii) the Borrower or such Significant Subsidiary shall fail to make any payment due under such Commodity Hedging Agreement as a result of such liquidation, acceleration or early termination within the period provided under such Commodity Hedging Agreement;
(n) except as provided in Section 9.14, the Guarantee Agreement shall cease to be enforceable with respect to the Guarantor or the Guarantor shall assert in writing that the Guarantee Agreement or any guarantee thereunder has ceased to be or is not enforceable;
(o) the Borrower shall fail to comply with Section 2.21(c); or
(p) the Borrower shall fail to provide cash collateral in respect of any outstanding Letter of Credit having an expiration date after the second Business Day prior to the Maturity Date by the date that is 10 days prior to the Maturity Date in an amount equal to 102% of the LC Exposure in respect of such Letter of Credit and otherwise in accordance with Section 2.06(c) and such failure shall remain unremedied on the fifth Business Day prior to the Maturity Date;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.06(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate, the principal of the Loans and, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
The Administrative Agent
Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or wilful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from (A) any confirmation of the Revolving Credit Exposure or the component amounts thereof or (B) any determination as to whether a Letter of Credit constitutes a Financial Letter of Credit or a Performance Letter of Credit.
The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent reasonably acceptable to the Borrower, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Acceptance or an Additional Credit Assumption Agreement pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
Notwithstanding anything herein to the contrary, neither the Arranger nor any Person named on the cover page of this Agreement as a Syndication Agent or a Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.
The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders (except as provided herein with respect to consent rights over successor Administrative Agents) and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any such provisions.
ARTICLE IX
Miscellaneous
SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(a) if to the Borrower, to it at 6363 South Fiddlers Green Circle, Greenwood Village, Colorado 80111, Attention of Treasurer (Telecopy No. (303) 837-5150), Attention: Treasurer;
(b) if to the Administrative Agent, to JPMorgan Chase Bank, N.A. Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Leslie Hill (Telecopy No. (713) 427-6307), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York 10179, Attention of Gitanjali Pundir (Telecopy No. (212) 270-5100);

(c) if to the Swingline Lender, to JPMorgan Chase Bank, N.A. Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Leslie Hill (Telecopy No. (713) 427-6307), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York 10179, Attention of Gitanjali Pundir (Telecopy No. (212) 270-5100);
(d) if to any Issuing Bank, to it at the address most recently specified by it in a notice delivered to the Administrative Agent and the Borrower;
(e) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire; and
(f) notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.21, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders (and, additionally, in each case, if its rights and obligations are affected thereby, the Swingline Lender), or in the case of the Guarantee Agreement, the Guarantor; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or the amount of any LC Disbursement or reduce the rate of interest thereon (other than a waiver of post-default additional interest as specified in Section 2.13(a)), or reduce any fees payable to any Lender hereunder, without the written consent of each Lender adversely affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or the scheduled date of payment of any LC Disbursement, or any interest thereon (other than a waiver of post-default additional interest as specified in Section 2.13(d)), or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby or (v) change any of the provisions of this Section 9.02(b) or the definition of “Required Lenders” (other than any change to the definition of “Required Lenders” necessary for any new class of Lenders to be treated on the same basis as existing Lenders) or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, Issuing Bank or the Swingline Lender. Notwithstanding any of the foregoing (A) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (1) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (2) any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from (x) the Required Lenders stating that the Required Lenders object to such amendment or (y) any Issuing Bank affected by such amendment stating that it objects to such amendment, and (C) this Agreement may be amended to provide for Additional Credit Commitments in the manner contemplated by Section 2.09(d) and the extension of the Maturity Date as provided in Section 2.21, in each case without any additional consents.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facility provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger or, after the occurrence of a Default or an Event of Default, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided further that the Borrower, in connection with the foregoing, shall only be required to pay the fees and expenses of (A) one counsel engaged to represent the Administrative Agent and (B) in the case of the preceding clause (iii), (1) one joint counsel engaged to represent all Issuing Banks and all Lenders, plus one additional counsel for each of the parties taken as a whole who are similarly situated in the event any Issuing Bank or Lender shall have reasonably determined, or been advised by counsel, that there are or may be actual conflicts of interest, including situations in which one or more legal defenses available to it are different from or in additional to those available to any other Issuing Bank or Lender, and (2) such other joint local counsel in any applicable jurisdiction engaged to represent the Administrative Agent, all Issuing Banks and all Lenders as may be required in the reasonable judgment of the Administrative Agent.
(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal fees and expenses, to the documented fees, charges and disbursements of one counsel for the Indemnitees, taken as a whole, and, if necessary, one local counsel in any applicable jurisdiction plus one additional counsel (and one additional local counsel in each applicable jurisdiction) for each of the parties taken as a whole who are similarly situated in the event any Indemnitee shall have reasonably determined, or been advised by counsel, that there are or may be conflicts of interest, including situations in which one or more legal defenses available to it are different from or in additional to those available to any other Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding (regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party, the Borrower or any Affiliate of the Borrower) relating to (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee (or any Related Party of such Indemnitee) or, solely in the case of a claim initiated by the Borrower, material breach of such Indemnitee’s obligations under the Loan Documents in bad faith or (B) arise out of disputes solely among Indemnitees and not arising out of any act or omission by the Borrower or any of its Subsidiaries (other than any disputes against the Administrative Agent, the Swingline Lender, any Issuing Bank or the Arranger in its capacity as such). This Section 9.03(b) shall not apply with respect to Taxes.
(c) To the extent that the Borrower fails to pay any amount required to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Issuing Bank or the Swingline Lender, or any Related Party of any of the foregoing, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent (or any sub-agent hereof), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.
(d) To the extent permitted by applicable law, (i) the Borrower shall not assert, or permit any of their Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), unless caused by such Indemnitee’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) no party hereto shall, nor shall it permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this clause (ii) will limit the Borrower’s obligations as set forth in paragraph (b) above.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that the Borrower may not (except as otherwise provided herein) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Any Lender may assign to one or more commercial banks or other financial institutions all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it and amounts in respect of Letters of Credit at the time owing to it); provided that (i) each of the Borrower (except in the case of an assignment to a Lender or an Affiliate of a Lender), the Administrative Agent and any Issuing Bank (and, in the case of an assignment of all or a portion of any Lender’s obligations in respect of its Swingline Exposure, the Swingline Lender) must give their prior written consent to such assignment (which consents shall not be unreasonably withheld), (ii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent), if less than the entire remaining amount of the assigning Lender’s commitment, shall not in any event be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that (A) any consent of the Borrower otherwise required under the first proviso to this paragraph shall (1) not be required if an Event of Default under clauses (a), (b), (h) or (i) of Article VII (with respect to the Borrower) has occurred and is continuing and (2) for any assignment, be deemed to have been given by the Borrower unless it shall object to such assignment by written notice to the Administrative Agent within five Business Days after having first received notice thereof, and (B) notwithstanding any other provision in this paragraph (b) (including the preceding clause (A) of this proviso), the prior written consent of the Borrower shall be required in the case of any assignment to a Person referred to in clause (v) of Section 9.04(e). Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.
(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and stated interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and LC Disbursements owing to it); provided that (i) unless the Participant is an Affiliate or an affiliated funding vehicle of such Lender, the Borrower’s consent, in its sole discretion, shall be required for the sale of such participation, (ii) such Lender’s obligations under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) notwithstanding any other provision in this paragraph (e), no Lender may, without the Borrower’s prior written consent, sell participations in any Loan, Commitment or LC Disbursements to Persons (other than banks and similar financial institutions) that are engaged in the gold or minerals business and which are designated in writing from time to time by the Borrower as Persons that are ineligible to participate in Loans or LC Disbursements and Commitments; provided further that any consent of the Borrower otherwise required under the first proviso to this paragraph (other than any consent required under clause (v) of this paragraph) shall (x) not be required if an Event of Default under clauses (a), (b), (h) or (i) of Article VII (with respect to the Borrower) has occurred and is continuing and (y) be deemed to have been given by the Borrower unless it shall object to such participation by written notice to the Administrative Agent within five Business Days after having first received notice thereof. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender or Issuing Bank)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender or Issuing Bank would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Each Lender agrees that it will only provide to a Participant information relating to the Borrower and its Subsidiaries that (i) is or becomes generally available to the public other than as a result of a disclosure by such Lender or its agents, employees or advisors or (ii) becomes available on a nonconfidential basis, in each case other than from a source which is bound by a confidentiality agreement with the Borrower.
(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of such Loan Document; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If the Loans shall have become due and payable, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to and shall not limit other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 (other than by electronic communications or telecopy). Nothing in this Agreement or any other Loan Document will affect the right of any party hereto or thereto to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case, the Administrative Agent, such Issuing Bank or such Lender shall, to the extent not inconsistent with applicable law or such Person’s internal policies, use reasonable efforts to promptly inform the Borrower thereof), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee or prospective assignee of any of its rights or obligations under this Agreement, (g) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (h) to any credit insurance provider relating to the Borrower and its obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (i) with the consent of the Borrower or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower not subject (to the knowledge of the Administrative Agent, such Issuing Bank or such Lender) to a confidentiality agreement with the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13. USA Patriot Act. Each Lender and each Issuing Bank hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act. Each Loan Party shall promptly, following a request by the Administrative Agent, any Lender or any Issuing Bank, provide all documentation and other information that the Administrative Agent, such Lender or such Issuing Bank reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
SECTION 9.14. Release of Newmont USA as a Guarantor. Newmont USA shall automatically be released from its obligations as a Guarantor under the Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which Newmont USA (a) ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise, or (b) is released from its obligations under the Guarantee Agreement pursuant to the terms thereof. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

ARTICLE X
Treatment of Loans for Purposes of Regulation U
SECTION 10.01. Treatment for Purposes of Regulation U. The Borrower and the Lenders agree that, (i) if at any time the proceeds of any Loans are to be used in any manner which would cause such Loans to be classified as “purpose loans” under Regulation U of the Board (all such Loans being herein referred to as “Purpose Loans” and all other Loans being herein referred to as “Non-Purpose Loans”), and (ii) if at the time of the making of any Loan after giving effect to which Purpose Loans are outstanding and the representation contained in the third sentence of Section 3.12 cannot be made, the Borrower shall so notify the Administrative Agent (and the Administrative Agent shall so notify the Lenders) prior to the making of each such Loan (specifying the amount to be so used) and, from and after such date, this Article X shall apply.
SECTION 10.02. Allocation of Credit. The Loans made hereunder by each Lender shall at all times be treated for purposes of Regulation U as three separate extensions of credit (the “A Credit”, the “B Credit” and the “C Credit” of such Lender; collectively, the “A Credits”, the “B Credits” and the “C Credits”), as follows:
(a) the principal amount of the A Credit of such Lender shall be an amount equal to the aggregate of the A Portions of all Purpose Loans made by such Lender (for purposes of this Article X, the “A Portion” of any Purpose Loan shall be a portion of the original principal amount of such Purpose Loan equal to such Lender’s Commitment Percentage of the maximum loan value of the Margin Stock (including the Margin Stock to be purchased with such Purpose Loan) referred to in Section 10.03(a) (minus any part of such Margin Stock allocated by such Lender under this paragraph (a) to prior Purpose Loans made by it) as determined by such Lender at the time of the making of such Purpose Loan in accordance with Regulation U) minus all payments and prepayments applied thereto in accordance with Sections 10.03(a) and (b) and Section 10.04;
(b) the principal amount of the B Credit of such Lender shall be an amount equal to the aggregate of the B Portions of all Purpose Loans made by such Lender (for purposes of this Article X, the “B Portion” of any Purpose Loan shall mean the difference between the original principal amount of such Purpose Loan and the A Portion of such Purpose Loan) minus all payments and prepayments applied thereto in accordance with Sections 10.03(a) and (b) and Section 10.04; and
(c) the principal amount of the C Credit of such Lender shall be an amount equal to the aggregate of the portions (the “C Portions”) of all Loans made by such Lender other than the A Portions and the B Portions of such Loans minus all payments and prepayments applied thereto in accordance with Sections 10.03(a) and (b) and Section 10.04.

SECTION 10.03. Allocation of Collateral. (a) The benefits of negative pledges in favor of the Lenders (direct and indirect) in the Margin Stock and the proceeds thereof provided for by this Agreement shall be allocated to the payment of the principal of and interest on the A Credits of the Lenders and of all other amounts payable by the Borrower under this Agreement in connection with the A Credits (collectively, the “A Credit Amounts”); after the payment in full of the A Credit Amounts such benefits shall be allocated to the payment of the principal of and interest on first the B Credits of the Lenders and of all other amounts payable by the Borrower under this Agreement in connection with the B Credits (collectively, the “B Credit Amounts”) and second the C Credits of the Lenders and of all other amounts payable by the Borrower under this Agreement in connection with the C Credits (collectively, the “C Credit Amounts”). The Borrower agrees that it shall not, and shall not permit any of its subsidiaries to, sell, transfer or otherwise dispose of any shares of Margin Stock, or otherwise withdraw or substitute any direct or indirect security for any Purpose Loans, unless after giving effect thereto and to any prepayments of Loans to be made in connection therewith, such sale, transfer, disposition or other withdrawal or substitution would be permissible under Section 221.3(f) of Regulation U.
(b) The benefits of the negative pledges in favor of the Lenders (direct and indirect) in the assets of the Borrower other than Margin Stock provided for by this Agreement shall be allocated first to the payment of the B Credit Amounts and second to the payment of the C Credit Amounts; and only after the payment in full of all B Credit Amounts and C Credit Amounts, to the payment of the A Credit Amounts.
(c) Each Lender will mark its records to identify irrevocably the A Credit of such Lender with the benefits described in paragraph (a) of this Section 10.03 and the B Credit of such Lender with the benefits described in paragraph (b) of this Section 10.03 upon which it is relying as security for the B Credit and the C Credit of such Lender with the benefits described in paragraph (b) of this Section 10.03 upon which it is relying as security for the C Credit.
(d) In order to better enable the Lenders to comply with paragraph (c) of this Section 10.03, Purpose Loans shall be treated as separate and distinct “Loans” (A Credits, being credits for which the Lender is relying upon Margin Stock as security and B Credits, being credits for which the Lender is relying upon assets other than Margin Stock as security) and shall be treated as separate and distinct from Non-Purpose Loans (C Credits, being credits for which the Lender is relying as security on assets other than the assets required to secure the A Credits and B Credits) for purposes of borrowings, payments, prepayments and conversions of Loans under this Agreement and the determination of Interest Periods with respect thereto.

SECTION 10.04. Allocation of Payments. Except as otherwise specifically provided in this Agreement (but in any event subject to the requirements of Regulation U), all payments and prepayments by the Borrower of the Loans shall be applied first to the payment or prepayment of the A Credits, second to the payment or prepayment of the B Credits and third to the payment or prepayment of the C Credits, provided that each such payment and prepayment made with funds derived from assets subject to the provisions of paragraph (b) of Section 10.03 shall be applied first to the payment or prepayment of the B Credit Amounts, second to the payment or prepayment of the C Credit Amounts and third to the payment or prepayment of the A Credit Amounts; and provided further, that each such payment and prepayment made with funds derived from assets subject to the provisions referred to in paragraph (a) of Section 10.03 shall be applied first to the payment or prepayment of the A Credit Amounts, second to the payment or prepayment of the B Credit Amounts and third to the payment or prepayment of the C Credit Amounts.
SECTION 10.05. Information. The Borrower will furnish to each Lender, prior to the making of any Loan or at any time thereafter upon the request of such Lender, such information as such Lender may require to distinguish between Purpose Loans and Non-Purpose Loans and to determine the A, B and C Portions thereof, and from time to time such other information as such Lender may require to comply with paragraphs (c) and (d) of Section 10.03 and with Section 10.04 and to further determine compliance with Regulation U, and such documents as such Lender may require to comply with Regulation U.
SECTION 10.06. Individual Lender Responsibility. Each Lender shall be responsible for its own compliance with and administration of the provisions of this Article X, and the Administrative Agent shall have no responsibility for any determinations or allocations (including, without limitation, any allocations of payments or prepayments) made or to be made by any Lender as required by such provisions. Notwithstanding anything else provided herein, nothing contained in this Article X shall bind any Lender to act (or to fail to act) in any manner that could cause such Lender to violate, or could result in the violation of, any applicable law, rule, regulation or order of any Governmental Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NEWMONT MINING CORPORATION,
By:	/s/ Thomas P. Mahoney
	Name:	Thomas P. Mahoney
	Title:	Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent and Swingline Lender,
By:	/s/ Gitanjali Pundir
	Name:	Gitanjali Pundir
	Title:	Vice President

LENDER SIGNATURE PAGE TO
THE NEWMONT MINING CREDIT AGREEMENT
DATED THE DATE FIRST ABOVE WRITTEN

Name of Institution:

Citibank, N.A.

by	/s/ Raymond G. Dunning

Name: Raymond G. Dunning
Title: Vice President

Name of Institution:

HSBC Bank USA, National Association

by	/s/Adam Hendley

Name: Adam Hendley
Title: Vice President

Name of Institution:

Sumitomo Mitsui Banking Corporation

by	/s/ Masakazu Hasegawa

Name: Masakazu Hasegawa
Title: General Manager

Name of Institution:

The Bank of Nova Scotia

by	/s/ Ray Clarke

Name: Ray Clarke
Title: Managing Director

For any Institution requiring a second signature line:

by	/s/ Ian Stephenson

Name: Ian Stephenson
Title: Director

Name of Institution:

The Royal Bank of Scotland plc

by	/s/ Brian Williams

Name: Brian Williams
Title: Authorized Signatory

Name of Institution:

UBS Loan Finance LLC

by	/s/ Irja R. Otsa

Name: Irja R. Otsa
Title: Associate Director
Banking Products
Services, US

For any Institution requiring a second signature line:

by	/s/ Mary E. Evans

Name: Mary E. Evans
Title: Associate Director
Banking Products
Services, US

Name of Institution:

Bank of Montreal, Chicago Branch

by	/s/ Joseph W. Linder

Name: Joseph W. Linder
Title: Vice President

Name of Institution:

BNP Paribas

by	/s/ Claudia Zarate

Name: Claudia Zarate
Title: Director

For any Institution requiring a second signature line:

by	/s/ Francis J. Delaney

Name: Francis J. Delaney
Title: Managing Director

Name of Institution:

Deutsche Bank AG New York Branch

by	/s/ Philippe Sandmeier

Name: Philippe Sandmeier
Title: Managing Director

For any Institution requiring a second signature line:

by	/s/ Ming K. Chu

Name: Ming K. Chu
Title: Vice President

Name of Institution:

Australia and New Zealand Banking Group Limited

by	/s/ John W. Wade

	Name:	John W. Wade
	Title:	Deputy General Manager Head of Operations and Infrastructure

Schedule 1.01

Letters of Credit

Issuance Date	Borrower	Ref. No.	Amount	Exp. Date	Beneficiary
June 24, 2004	Newmont Mining Corporation	P-249319	$3,643,300.00	June 24, 2011	Federal Insurance Company
July 5, 2006	Newmont Mining Corporation	TPTS-269643	$1,700,000.00	June 30, 2011	GE Reinsurance Corporation f/k/a Kemper
June 20, 2007	Newmont Mining Corporation	TPTS-332423	$1,600,000.00	April 29, 2012	XL Specialty Ins. Co. and/or Greenwich
March 9, 2005	Newmont Mining Corporation	TPTS-201566	$5,203,500.00	September 12, 2011	CO Dept. of Public Health and Environ
September 22, 2005	Newmont Mining Corporation	TPTS-202273	$226,600.00	September 22, 2011	CO Div. of Minerals and Geology
February 17, 2006	Newmont Mining Corporation	TPTS-234759	$7,400,000.00	January 30, 2012	CO Div. of Minerals and Geology
October 27, 2005	Newmont Mining Corporation	TPTS-210555	$71,000.00	October 27, 2011	NV Division of Environmental Protection
February 4, 2008	Newmont Mining Corporation	TPTS-333107	$1,750,000.00	January 31, 2012	NV Division of Environmental Protection
June 3, 2004	Newmont Mining Corporation	P-248918	$1,840,620.00	June 1, 2012	US Dept. of Interior, BLM
August 9, 2004	Newmont Mining Corporation	P-250162	$25,391,056.00	August 13, 2011	US Dept. of Interior, BLM
August 9, 2004	Newmont Mining Corporation	P-250163	$3,475,000.00	August 13, 2011	US Dept. of Interior, BLM
August 9, 2004	Newmont Mining Corporation	P-250164	$178,915.00	August 13, 2011	US Dept. of Interior, BLM
August 9, 2004	Newmont Mining Corporation	P-250165	$3,496,260.00	August 13, 2011	US Dept. of Interior, BLM
August 9, 2004	Newmont Mining Corporation	P-250166	$422,953.00	August 13, 2011	US Dept. of Interior, BLM
August 9, 2004	Newmont Mining Corporation	P-250167	$2,000,000.00	August 13, 2011	US Dept. of Interior, BLM
September 15, 2004	Newmont Mining Corporation	P-250738	$1,000,000.00	September 15, 2011	US Dept. of Interior, BLM
February 7, 2005	Newmont Mining Corporation	P-620868	$3,000,000.00	February 4, 2012	US Dept. of Interior, BLM
March 9, 2005	Newmont Mining Corporation	P-622833	$500,000.00	March 10, 2012	US Dept. of Interior, BLM

Issuance Date	Borrower	Ref. No.	Amount	Exp. Date	Beneficiary
September 21, 2005	Newmont Mining Corporation	TPTS-203062	$727,837.00	September 16, 2011	US Dept. of Interior, BLM
September 21, 2005	Newmont Mining Corporation	TPTS-203063	$37,643,406.00	September 16, 2011	US Dept. of Interior, BLM
September 21, 2005	Newmont Mining Corporation	TPTS-203066	$6,108,462.00	September 16, 2011	US Dept. of Interior, BLM
September 21, 2005	Newmont Mining Corporation	TPTS-203072	$1,000,000.00	September 16, 2011	US Dept. of Interior, BLM
September 21, 2005	Newmont Mining Corporation	TPTS-203075	$1,805,494.00	September 16, 2011	US Dept. of Interior, BLM
September 21, 2005	Newmont Mining Corporation	TPTS-203079	$1,500,000.00	September 16, 2011	US Dept. of Interior, BLM
September 21, 2005	Newmont Mining Corporation	TPTS-203080	$868,821.00	September 16, 2011	US Dept. of Interior, BLM
September 21, 2005	Newmont Mining Corporation	TPTS-203081	$12,000.00	September 16, 2011	US Dept. of Interior, BLM
February 14, 2006	Newmont Mining Corporation	TPTS-236330	$128,051.00	February 10, 2012	US Dept. of Interior, BLM
March 14, 2006	Newmont Mining Corporation	TPTS-245855	$16,900.00	March 10, 2012	US Dept. of Interior, BLM
May 20, 2010	Newmont Mining Corporation	TFTS-844386	$581,513.00	May 19, 2012	US Dept. of Interior, BLM
May 20, 2010	Newmont Mining Corporation	TFTS-844387	$206,979.00	May 19, 2012	US Dept. of Interior, BLM
July 7, 2010	Newmont Mining Corporation	TFTS-843937	$2,379,963.00	June 29, 2012	US Dept. of Interior, BLM
February 7, 2011	Newmont Mining Corporation	TFTS-909172	$63,600,000.00	February 4, 2012	US Dept. of Interior, BLM
September 26, 2008	Newmont Mining Corporation	TPTS-690448	$14,500,000.00	September 26, 2011	US EPA
June 5, 2007	Newmont Mining Corporation	SLCPPDX03880	$1,866,977.00	June 5, 2011	NV Division of Environmental Protection
June 5, 2007	Newmont Mining Corporation	SLCPPDX03882	$14,700,108.00	February 29, 2012	NV Division of Environmental Protection
February 15, 2008	Newmont Ghana	TPTS-348229	$40,859,477.00	February 15, 2012	Ghana Environmental Protection Agency
August 31, 2007	Newmont Indonesian Limited	TPTS-389682	$1,000,000.00	August 31, 2011	Zurich American Insurance Company
December 5, 2006	Newmont USA Ltd	TPTS-297641	$31,900.00	November 29, 2011	US Dept. of Agriculture, Forest Service
December 15, 2010	Newmont USA Ltd dba Newmont Mining Corporation	TFTS-895978	$29,200.00	December 10, 2011	US Dept. of Agriculture, Forest Service
February 3, 2010	Newmont USA Ltd dba Newmont Mining Corporation	TFTS-818348	$381,098.00	January 12, 2012	US Dept. of Interior, BLM
August 26, 2010	Newmont USA Ltd dba Newmont Mining Corporation	TFTS-868508	$133,881.00	August 23, 2011	US Dept. of Interior, BLM

Schedule 2.01
Commitments

Lender	Allocation
JPMorgan Chase Bank, N.A.	$160,000,000.00
Citibank, N.A.	$140,000,000.00
HSBC Bank USA, National Association	$140,000,000.00
Sumitomo Mitsui Banking Corporation	$140,000,000.00
The Bank of Nova Scotia	$140,000,000.00
The Royal Bank of Scotland plc	$140,000,000.00
UBS Loan Finance LLC	$140,000,000.00
Bank of Montreal	$140,000,000.00
BNP Paribas	$140,000,000.00
Deutsche Bank AG New York Branch	$140,000,000.00
Australia and New Zealand Banking Group Limited	$90,000,000.00
Banco Bilbao Vizcaya Argentaria, S.A.	$90,000,000.00
Bank of America, N.A.	$90,000,000.00
Canadian Imperial Bank of Commerce	$90,000,000.00
Commonwealth Bank of Australia	$90,000,000.00
Credit Suisse AG, Cayman Islands Branch	$90,000,000.00
Mizuho Corporate Bank, Ltd., New York Branch	$90,000,000.00
Royal Bank of Canada	$90,000,000.00
Societe Generale	$90,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$90,000,000.00
U.S. Bank National Association	$90,000,000.00
Westpac Banking Corporation	$90,000,000.00
TOTAL:	$2,500,000,000.00

Schedule 3.06
Disclosed Matters
Newmont Canada Limited (“Newmont Canada”) — 100% Newmont Owned
On November 11, 2008, St. Andrew Goldfields Ltd. (“St. Andrew”) filed an Application in the Superior Court of Justice in Ontario, Canada, seeking a declaration to clarify St. Andrew’s royalty obligations regarding certain mineral rights and property formerly owned by Newmont Canada and now owned by St. Andrew.
Newmont Canada purchased the property, called the Holt-McDermott property (“Holt Property”), from Barrick Gold Corporation (“Barrick”) in October 2004. At that time, Newmont Canada entered into a royalty agreement with Barrick (the “Barrick Royalty”), allowing Barrick to retain a royalty on the Holt Property. In August 2006, Newmont Canada sold all of its interests in the Holt Property to Holloway Mining Company (“Holloway”) in exchange for common stock issued by Holloway. In September 2006, Newmont Canada entered into a purchase and sale agreement with St. Andrew (the “2006 Agreement”), under which St. Andrew acquired all the common stock of Holloway. In 2008, Barrick sold its Barrick Royalty to Royal Gold, Inc. (“Royal Gold”).
In the court proceedings, St. Andrew alleged that in the 2006 Agreement it only agreed to assume royalty obligations equal to 0.013% of net smelter returns from operations on the Holt Property. Such an interpretation of the 2006 Agreement makes Newmont responsible for any royalties exceeding that amount payable to Royal Gold pursuant to the Barrick Royalty, which is a royalty determined by multiplying 0.00013 by the quarterly average gold price. On July 23, 2009, the Superior Court issued a decision finding in favor of St. Andrews’ interpretation. On August 21, 2009, Newmont Canada appealed the decision. On May 13, 2011, the Ontario Court of Appeal upheld the lower court ruling, finding Newmont liable for the sliding scale royalty, which equals a 13% royalty at a quarterly average gold price of $1,000, minus a 0.013% of net smelter returns. There is no cap on the sliding scale royalty and it increases or decreases with the gold price, based upon the multiplication of 0.00013 by the quarterly average gold price.
NWG Investments Inc. v. Fronteer Gold, Inc.
In April 2011, Newmont Mining Corporation (“Newmont”) acquired Fronteer Gold Inc. (“Fronteer”). Fronteer has been named as a defendant in a lawsuit filed in New York State Supreme Court by an NWG Investments Inc. (“NWG”).
Fronteer acquired NewWest Gold Corporation (“NewWest Gold”) in September 2007. At the time of that acquisition, NWG owned approximately 86% of NewWest Gold and an individual named Jacob Safra owned or controlled 100% of NWG. Prior to its acquisition of NewWest Gold, Fronteer entered into a June 2007 lock-up agreement with NWG providing that, among other things, NWG would support Fronteer’s acquisition of NewWest Gold. At that time, Fronteer owned approximately 42% of Aurora Energy Resources Inc. (“Aurora”), which, among other things, had a uranium exploration project in Labrador, Canada.
NWG contends that, during the negotiations leading up to the lock-up agreement, Fronteer represented to NWG that Aurora would commence uranium mining in Labrador by 2013, that this was a firm date, that Fronteer was not aware of any obstacle to doing so, that Aurora faced no serious environmental issues in Labrador and that Aurora’s competitors faced greater delays in commencing uranium mining. NWG further contends that it entered into the lock-up agreement and agreed to support Fronteer’s acquisition of NewWest Gold in reliance upon these purported representations. On October 11, 2007, less than three weeks after the Fronteer-NewWest Gold transaction closed, a member of the Nunatsiavut Assembly introduced a motion calling for the adoption of a moratorium on uranium mining in Labrador. On April 8, 2008 the Nunatsiavut Assembly adopted a three-year moratorium on uranium mining in Labrador. NWG contends that Fronteer was aware during the negotiations of the NWG/Fronteer lock-up agreement that the Nunatsiavut Assembly planned on adopting this moratorium and that its adoption would preclude Aurora from commencing uranium mining by 2013, but Fronteer nonetheless fraudulently induced NWG to enter into the lock-up agreement.
NWG has not yet filed or served a complaint upon Fronteer or Newmont. Newmont intends to defend this matter, but cannot reasonably predict the outcome.

Schedule 3.13
NEWMONT MINING CORPORATION AND SUBSIDIARIES
As of May 17, 2011

Name	State/Country of Incorporation	Ownership Percentage
Newmont Mining Corporation	Delaware, USA
Dacia Exploration S.R.L.	Romania	100%
Dafrico (Overseas) Ltd	Cyprus	100%
Moydow Limited	Ghana	100%
Newmont LaSource SAS	France	16.9251%
N.I. Limited	Bermuda	100%
Newmont Australia Holdings Pty Ltd	Victoria, Australia	100%
Newmont Australia Pty Ltd	Victoria, Australia	70.68%
National Shareholder Services Pty Ltd	Western Australia	100%
Newmont AP Power Pty Ltd	Western Australia	100%
Newmont Capital Pty Ltd	New South Wales, Australia	100%
Pacific-Nevada Mining Pty Ltd	Australian Capital Territory	100%
Newmont Landco Pty Ltd	Western Australia	100%
Newmont Metals Pty Ltd	Australian Capital Territory	100%
Newmont Golden Grove Operations Pty Ltd	Western Australia	100%
Newmont Mining Finance Pty Ltd	Australian Capital Territory	100%
Newmont Mining Holdings Pty Ltd	South Australia	100%
Newmont Exploration Pty Ltd	South Australia	100%
Newmont Gold Pty Ltd	Western Australia	100%
GMK Investments Pty Ltd	South Australia	100%
GMKI Pty Ltd	Australia Capital Territory	100%
GPS Finance Pty Ltd	Australia Capital Territory	100%
Newmont Power Pty Ltd	South Australia	100%
NP Kalgoorlie Pty Ltd	South Australia	100%
Goldfields Power Pty Ltd	Western Australia	50%
Newmont Yandal Operations Pty Ltd	Victoria, Australia	12.557%
Great Central Holdings Pty Ltd	Victoria, Australia	100%
Eagle Mining Pty Ltd	Western Australia	100%
Hunter Resources Pty Ltd	Queensland, Australia	100%
Quotidian No. 117 Pty Ltd	Victoria, Australia	100%
Matlock Mining Pty Ltd	Western Australia	46.5%
Matlock Mining Pty Ltd	Western Australia	53.5%
Australian Metals Corporation Pty Ltd	Western Australia	100%
Great Central Mines Pty Ltd	Western Australia	100%
Matlock Castellano Pty Ltd	Western Australia	100%
Great Central Investments Pty Ltd	Victoria, Australia	100%
Newmont Wiluna Mines Pty Ltd	Western Australia	100%
Newmont Wiluna Gold Pty Ltd	Queensland, Australia	100%
Newmont Wiluna Metals Pty Ltd	Western Australia	100%
Newmont Finance Pty Ltd	South Australia	100%
Newmont GMK Holdings Pty Ltd	Western Australia	100%
Kalgoorlie Lake View Pty Ltd	Victoria, Australia	100%
Norkal Pty Ltd	Western Australia	100%
Macapa Pty Ltd	Western Australia	100%
North Kalgurli Mines Pty Ltd	Western Australia	100%
Newmont GRPL Pty Ltd	Western Australia	100%
Newmont Gold Exploration Pty Ltd	Western Australia	100%
Newmont Gold Marketing & Finance Pty Ltd	South Australia	100%
Australian Gold Alliance Pty Ltd	South Australia	100%
Newmont Gold Treasury Pty Ltd	South Australia	100%
Newmont Group Finance Pty Ltd	South Australia	100%

1

Name	State/Country of Incorporation	Ownership Percentage
Newmont NGL Holdings Pty Ltd	Northern Territory, Australia	100%
Newmont Boddington Holdings Pty Ltd	South Australia	100%
Newmont Boddington Investments Pty Ltd	South Australia	100%
Newmont Boddington Pty Ltd	South Australia	100%
Newmont Boddington Gold Pty Ltd	Western Australia	100%
Newmont Kaltails Pty Ltd	Victoria, Australia	100%
Newmont Pajingo Pty Ltd	Western Australia	100%
Newmont Tanami Pty Ltd	South Australia	57.39%
Otter Gold Mines Pty Ltd	Victoria, Australia	100%
Otter Gold Pty Ltd	New South Wales, Australia	100%
Wirralie Gold Mines Pty Ltd	Queensland, Australia	100%
Newmont Pacific Energy Pty Ltd	New South Wales, Australia	100%
Yandal Gold Holdings Pty Ltd	Australian Capital Territory	100%
Yandal Gold Pty Ltd	Western Australia	100%
Newmont Yandal Operations Pty Ltd	Victoria, Australia	59.6361%
Newmont International Exploration Pty Ltd	South Australia	100%
Newmont Asia Pty Ltd	South Australia	100%
Kepala Burung Offshore Pty Ltd	Victoria, Australia	36.11%
Newmont International Holdings Pty Ltd	South Australia	100%
Newmont Mining Services Pty Ltd	South Australia	100%
Newmont Australia Superannuation Plan Pty Ltd	South Australia	50%
Newmont Pacific Pty Ltd	New South Wales, Australia	100%
Newmont Tanami Pty Ltd	South Australia	42.61%
Newmont Woodcutters Pty Ltd	New South Wales, Australia	100%
Newmont Yandal Operations Pty Ltd	Victoria, Australia	27.8069%
Newmont Capital Limited	Nevada, USA	88.65%
Fronteer Development (USA) Inc.	Delaware, USA	89%
Newmont USA Limited	Delaware, USA	100%
Balkhash Mining and Exploration Inc.	Delaware, USA	100%
Battle Mountain Gold Company	Nevada, USA	100%
Battle Mountain Exploration Company	Texas, USA	100%
Battle Mountain (Irian Jaya) Ltd.	Nevada, USA	100%
Battle Mountain Resources Inc.	Nevada, USA	100%
Minera BMG	Nevada, USA	100%
Minera Choluteca S.A. de C.V.	Honduras	50%
Newmont Australia Investment Limited	Delaware, USA	100%
Newmont Bolivia Limited	Nevada, USA	100%
Empresa Minera La Joya S.R.L.	Bolivia	75.5%
Newmont Canada Corporation	Nova Scotia, Canada	11.76%
PT Newmont Minahasa Raya	Indonesia	80%
Silidor Mines Inc.	Quebec	100%
Newmont McCoy Cove Limited	Nevada, USA	100%
Newmont Nova Scotia ULC	Nova Scotia, Canada	100%
Newmont Canada Corporation	Nova Scotia, Canada	.98%
Canmont Mining Properties Limited	Delaware, USA	100%
Newmont Global Employment Limited Partnership	Bermuda	1%
Dawn Mining Company LLC	Delaware, USA	51%
Elko Land and Livestock Company	Nevada, USA	100%
G.F. Holdings B.V.	Netherlands	100%
Hospah Coal Company	Delaware	100%
Idarado Mining Company	Delaware, USA	100%
Idarado Legacy, LLC	Colorado, USA	80%
Minera Newmont (Chile) Limitada	Chile	99%
New Verde Mines LLC	Delaware, USA	100%
Newmont de Mexico S.A. de C.V.	Mexico	99%
Newmont Global Employment Limited	Bermuda	99%

2

Name	State/Country of Incorporation	Ownership Percentage
Newmont Gold Company	Delaware, USA	100%
Newmont GTR LLC	Nevada, USA	100%
Newmont Indonesia Investment Limited	Delaware, USA	100%
Newmont Indonesia Limited	Delaware, USA	100%
Newmont Nusa Tenggara Holdings B.V.	Netherlands	100%
Nusa Tenggara Partnership B.V.	Netherlands	56.25%
PT Newmont Nusa Tenggara	Indonesia	56%
Nusa Tenggara Partnership	Netherlands	56.25%
PT Bhinneka Investama Indonesia	Indonesia	27.56%
PT Investama Utama Indonesia	Indonesia	51%
PT Investama Utama Indonesia	Indonesia	27.56%
Newmont International Services Limited	Delaware, USA	100%
PT Newmont Pacific Nusantara	Indonesia	1%
Newmont Kazakhstan Gold Limited	Delaware, USA	100%
Newmont Latin America Limited	Delaware, USA	100%
Minera Los Tapados S.A.	Peru	.0144%
Minera Newmont (Chile) Limitada	Chile	1%
Newmont de Mexico S.A. de C.V.	Mexico	1%
Newmont Midas Holdings Limited	Nevada, USA	90.9%
Newmont Midas Operations Inc.	Nevada, USA	100%
Newmont Nevada Energy Investment LLC	Delaware, USA	100%
Newmont NL Limited	Delaware, USA	100%
Newmont North America Exploration Limited	Delaware, USA	100%
Newmont Overseas Exploration Limited	Delaware, USA	100%
PT Newmont Pacific Nusantara	Indonesia	99%
Suriname Gold Company, LLC	Delaware, USA	50%
Newmont Peru Limited	Delaware, USA	100%
Minera Chaupiloma Dos de Cajamarca S.R.L.	Peru	40%
Minera Los Tapados S.A.	Peru	99.9856
Newmont Investment Holdings LLC	Delaware, USA	100%
Newmont Perú S.R.L.	Peru	.00026%
Newmont Perú S.R.L.	Peru	99.99974%
Newmont Realty Company	Delaware, USA	100%
Newmont Russia Limited	Delaware, USA	100%
Newmont Second Capital Corporation	Delaware, USA	100%
Minera Yanacocha S.R.L.	Peru	51.35%
Newmont Mines Limited	Delaware, USA	100%
Newmont Technologies Limited	Nevada, USA	100%
Newmont (Uzbekistan) Limited	Cyprus	60%
Resurrection Mining Company	Delaware, USA	100%
San Juan Basin Coal Holding Company	Delaware, USA	100%
Santa Fe Pacific Gold Corporation	Delaware, USA	100%
Yandal Bond Company Limited	Delaware, USA	100%
Newmont Australia Pty Ltd	Victory, Australia	13.14%
Newmont FH B.V.	Netherlands	100%
Fronteer de Mexico S.A. de C.V.	Mexico	100%
Fronteer Holdings Inc.	Cayman Islands	100%
Newmont Canada Holdings ULC	British Columbia, Canada	100%
Fronteer Development (USA) Inc.	Delaware, USA	11%
Fronteer Development LLC	Delaware, USA	100%
Fronteer Royalty LLC	Delaware, USA	100%
Nevada Eagle Resources LLC	Nevada, USA	100%
Pittston Nevada Gold Corp.	Nevada, USA	100%
Newmont Holdings ULC	Nova Scotia, Canada	1%
Newmont Holdings ULC	Nova Scotia, Canada	99%

3

Name	State/Country of Incorporation	Ownership Percentage
Newmont Mining Corporation of Canada Limited	Canada	100%
1461160 Alberta Ltd.	Alberta, Canada	50%
Butterpot Resources ULC	British Columbia, Canada	100%
Newmont Australia Pty Ltd	Western Australia	16.18%
Newmont Canada Corporation	Nova Scotia, Canada	88.24%
Newmont Northern Mining ULC	British Columbia, Canada	100%
Miramar Gold Corporation	Nevada, USA	100%
Miramar Northern Mining Ltd.	British Columbia, Canada	100%
Con Exploration Ltd.	British Columbia, Canada	100%
Hope Bay Mining Ltd.	British Columbia, Canada	100%
Miramar HBG Inc.	Quebec, Canada	100%
Vol Mines Ltd.	British Columbia, Canada	100%
Newmont Mining B.C. ULC	British Columbia, Canada	100%
Newmont Capital Limited	Nevada, USA	11.35%
Orcana Resources Inc.	Nevada, USA	100%
Talapoosa Mining Inc.	Nevada, USA	100%
Newmont LaSource SAS	France	16.7001%
Euronimba Ltd	Jersey, U.K.	43.5%
Societe Des Mines de Fer de Guinee	Guinea	95%
Gold Discovery Company	Cayman Islands	55%
Newmont Golden Ridge Limited	Ghana	100%
Newmont Ghana Gold Limited	Ghana	100%
Societe Miniere de Sabodala	Senegal	50.6%
Newmont Mineral Holdings B.V.	Netherlands	100%
European Gold Refineries Holding SA	Switzerland	60.64%
Finorafa S.A.	Switzerland	100%
Valcambi S.A.	Switzerland	100%
Newmont Ventures Limited	Delaware	100%
Newmont (Guyana) Incorporated	Guyana	100%
NVL (Guinée) SARL	Guinea	100%
NVL (USA) Limited	Delaware	100%
NVL Caucasus Limited LLC	Armenia	100%
NVL Haiti Limited S.A.	Haiti	100%
NVL PNG Limited	Papua New Guinea	100%
NVL Saramacca Mining LLC	Delaware	100%
NVL Solomon Islands Limited	Solomon Islands	100%
Saddleback Investments Pty Ltd	Western Australia	100%
Newmont Waihi Gold Limited	New Zealand	100%
Waihi Gold Company Limited	New Zealand	100%
Newmont (Uzbekistan) Limited	Cyprus	40%
Normandy Overseas Holding Company Sdn Bhd	Malaysia	100%
Normandy Company (Malaysia) Sdn Bhd	Malaysia	100%
Newmont International Group BV	Netherlands	100%
Newmont Latin America Inc.	Canada	100%
Newmont LaSource SAS	France	66.3748%

4

Schedule 6.02

EXISTING LIENS
The Liens securing the following Indebtedness are in existence on the effective date:

Leaseback of the Refractory Ore Treatment Plant	169,365,711
Ahafo IFC Project Financing	59,999,993
PENDING LIENS

Minera Yanacocha Project Financing	2,500,000,000
PTNNT Project Financing	600,000,000

EXHIBIT A
[FORM OF] ASSIGNMENT AND ACCEPTANCE
Reference is made to the Credit Agreement dated as of May 20, 2011 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Newmont Mining Corporation, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., HSBC Bank USA, National Association, Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia, The Royal Bank of Scotland plc and UBS Loan Finance LLC, as Co-Syndication Agents, and Bank of Montreal, BNP Paribas and Deutsche Bank AG New York Branch, as Co-Documentation Agents. Capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement.
1. The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitments of the Assignor on the Assignment Date and the Loans owing to the Assignor which are outstanding on the Assignment Date. The Assignor represents and warrants that it is the legal and beneficial owner of the interests being assigned by it hereunder and that such interests are free and clear of any Liens. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
2. This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) to the extent required, any documentation required to be delivered by the Assignee pursuant to Section 2.17(f) of the Credit Agreement, (ii) if the Assignee is not already a Lender under the Agreement, an Administrative Questionnaire in the form provided by the Administrative Agent and (iii) a processing and recordation fee in the amount of $3,500.
3. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
Date of Assignment:
Legal Name of Assignor:
Legal Name of Assignee:
Assignee’s Address for Notices:
Form of Assignment and Acceptance

Effective Date of Assignment (“Assignment Date”):

Percentage Assigned
of Commitment
(set forth, to at least
	Principal Amount	8 decimals, as a
	Assigned (and	percentage of the
	identifying information	aggregate Commitments
	as to individual	of all Lenders
Facility	Competitive Loans)	thereunder)

Commitment Assigned	$		%

Revolving Loans Assigned

Competitive Loans Assigned

Swingline Obligations Assigned
The terms set forth herein are hereby agreed to:

___________________, as Assignor,		Consented to (if required)

NEWMONT MINING CORPORATION,

by		by
	Name:	Name:
	Title:	Title:
Form of Assignment and Acceptance

____________________, as Assignee,		Consented to (if required):

JPMORGAN CHASE BANK, N.A., as Administrative Agent

by		by
	Name:	Name:
	Title	Title

Consented to (if required):

[ ], as
an Issuing Bank

by
Name:
Title
Form of Assignment and Acceptance

EXHIBIT B
[FORM OF] ASSUMPTION AGREEMENT
[name of surviving corporation], a ______ corporation (the “Surviving Corporation”), the surviving corporation of the merger of Newmont Mining Corporation, a Delaware corporation (the “Company”), with and into the Surviving Corporation, hereby expressly assumes all rights, obligations and liabilities of the Company under the Credit Agreement dated as of May 20, 2011 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Newmont Mining Corporation, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., HSBC Bank USA, National Association, Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia, The Royal Bank of Scotland plc and UBS Loan Finance LLC, as Co-Syndication Agents, and Bank of Montreal, BNP Paribas and Deutsche Bank AG New York Branch, as Co-Documentation Agents, and any promissory notes. From and after the date hereof, all references in the Credit Agreement and any promissory notes to the Company (except historical references in the representations and warranties which should continue to apply to the Company) shall be deemed to be references to the Surviving Corporation, which shall hereafter be a Borrower for all purposes of the Credit Agreement and any promissory notes.
IN WITNESS WHEREOF, the Surviving Corporation has caused its duly authorized officer to execute and deliver this Assumption Agreement as of ______, 20[ ] which is the date of the merger referred to above.

[NAME OF SURVIVING CORPORATION]

By
Name:
Title:
Form of Assumption Agreement

B-1

EXHIBIT C
[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement dated as of May 20, 2011 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Newmont Mining Corporation, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., HSBC Bank USA, National Association, Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia, The Royal Bank of Scotland plc and UBS Loan Finance LLC, as Co-Syndication Agents, and Bank of Montreal, BNP Paribas and Deutsche Bank AG New York Branch, as Co-Documentation Agents.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) all interest payments made under any Loan Document are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: ________ __, 20[ ]
Form of U.S. Tax Certificate

[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement dated as of May 20, 2011 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Newmont Mining Corporation, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., HSBC Bank USA, National Association, Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia, The Royal Bank of Scotland plc and UBS Loan Finance LLC, as Co-Syndication Agents, and Bank of Montreal, BNP Paribas and Deutsche Bank AG New York Branch, as Co-Documentation Agents.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) all interest payments made under any Loan Document are not effectively connected with the undersigned’s or its partners’/members’ conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: ________ __, 20[ ]
Form of U.S. Tax Certificate

[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement dated as of May 20, 2011 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Newmont Mining Corporation, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., HSBC Bank USA, National Association, Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia, The Royal Bank of Scotland plc and UBS Loan Finance LLC, as Co-Syndication Agents, and Bank of Montreal, BNP Paribas and Deutsche Bank AG New York Branch, as Co-Documentation Agents.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) all interest payments made under any Loan Document are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: ________ __, 20[ ]
Form of U.S. Tax Certificate

[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is made to the Credit Agreement dated as of May 20, 2011 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Newmont Mining Corporation, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., HSBC Bank USA, National Association, Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia, The Royal Bank of Scotland plc and UBS Loan Finance LLC, as Co-Syndication Agents, and Bank of Montreal, BNP Paribas and Deutsche Bank AG New York Branch, as Co-Documentation Agents.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) all interest payments made under any Loan Document are not effectively connected with the undersigned’s or its partners’/members’ conduct of a U.S. trade or business.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20[ ]
Form of U.S. Tax Certificate

EXHIBIT D
[FORM OF]
GUARANTEE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among NEWMONT USA LIMITED (the “Guarantor”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
Reference is made to the Credit Agreement dated as of May 20, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Newmont Mining Corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).
The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The Guarantor will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to continue to extend such credit. Accordingly, the parties hereto agree as follows:
SECTION 1. Definitions. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.
(b) The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement.
SECTION 2. Guarantee. (a) The Guarantor hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations of the Borrower. The Guarantor further agrees that the due and punctual payment of the Obligations of the Borrower may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.
(b) The Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Guarantor hereunder shall not be affected by (i) the failure of any Lender to assert any claim or demand or to enforce any right or remedy against the Borrower under the provisions of this Agreement, any Loan Document or otherwise; (ii) any extension or renewal of any of the Obligations; (iii) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any Loan Document or other agreement; (iv) the failure or delay of any Lender to exercise any right or remedy against any other guarantor of the Obligations; (v) the failure of any Lender to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement or instrument; (vi) any default, failure or delay, wilful or otherwise, in the performance of the Obligations; or (vii) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity or which would impair or eliminate any right of the Guarantor to subrogation.
Form of Guarantee Agreement

(c) The Guarantor further agrees that its guarantee hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of the Borrower or any Subsidiary or any other Person.
(d) The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason other than the indefeasible payment in full in cash of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise.
(e) The Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Lender upon the bankruptcy or reorganization of the Borrower or otherwise.
(f) In furtherance of the foregoing and not in limitation of any other right which any Lender may have at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Lenders in cash an amount equal to the unpaid principal amount of such Obligation.
(g) Upon payment in full by the Guarantor of any Obligation of the Borrower, each Lender shall, in a reasonable manner, assign to the Guarantor the amount of such Obligation owed to such Lender and so paid, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by the Guarantor, or make such disposition thereof as the Guarantor shall direct (all without recourse to any Lender and without any representation or warranty by any Lender). Upon payment by the Guarantor of any sums as provided above, all rights of the Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by the Borrower to the Lenders (it being understood that, after the discharge of all the Obligations due and payable from the Borrower, such rights may be exercised by the Guarantor notwithstanding that the Borrower may remain contingently liable for indemnity or other Obligations).
Form of Guarantee Agreement

SECTION 3. Additional Agreements. Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable under the Credit Agreement have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Guarantor covenants and agrees with the Administrative Agent for the benefit of the Lenders that it will be bound by each of the covenants contained in the Credit Agreement to the extent applicable to the Guarantor.
SECTION 4. Information. The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender will have any duty to advise the Guarantor of information known to it or any of them regarding such circumstances or risks.
SECTION 5. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to the Guarantor shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.
SECTION 6. Survival of Agreement. All covenants, agreements, representations and warranties made by the Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any Loan Document shall be considered to have been relied upon by the Administrative Agent and shall survive the execution and delivery of this Agreement, the Loan Documents and the making of any Loans, regardless of any investigation made by the Administrative Agent or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or LC Disbursement or any fee or any other amount payable under any Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated and so long as any Letter of Credit has not expired or been terminated.
SECTION 7. Binding Effect; Several Agreement. (a) This Agreement shall become effective when a counterpart hereof executed on behalf of the Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent.
(b) Following the effectiveness of this Agreement, this Agreement shall be binding upon the Guarantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of the Guarantor, the Administrative Agent and the Lenders and their respective successors and assigns, except that the Guarantor shall not have the right to assign or transfer any of its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement.
Form of Guarantee Agreement

SECTION 8. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
SECTION 9. Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement.
(b) The Guarantor agrees to indemnify the Administrative Agent and the other Indemnitees against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal fees and expenses, to the documented fees, charges and disbursements of one counsel for the Indemnitees, taken as a whole, and, if necessary, one local counsel in any applicable jurisdiction plus one additional counsel (and one additional local counsel in each applicable jurisdiction) for each of the parties taken as a whole who are similarly situated in the event any Indemnitee shall have reasonably determined, or been advised by counsel, that there are or may be conflicts of interest, including situations in which one or more legal defenses available to it are different from or in addition to those available to any other Indemnitee), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing or to any agreement or instrument contemplated hereby, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or the Borrower or any Affiliate of the Borrower); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee (or any Related Party of such Indemnitee) or, solely in the case of a claim initiated by the Borrower, material breach of such Indemnitee’s obligations under this Agreement in bad faith or (ii) arise out of disputes solely among Indemnitees and not arising out of any act or omission by the Borrower or any of its Affiliates (other than any disputes against the Administrative Agent in its capacity as such).
(c) Any such amounts payable as provided hereunder shall be additional Obligations. The provisions of this Section 9 shall remain operative and in full force and effect regardless of the termination of this Agreement or any Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9 shall be payable on written demand therefor.
Form of Guarantee Agreement

SECTION 10. APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 11. Waivers; Amendment. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances.
(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into between the Administrative Agent and the Guarantor with respect to which such waiver, amendment or modification is to apply, subject to the consent of the Required Lenders.
SECTION 12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 13. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Form of Guarantee Agreement

SECTION 14. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 7. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic means shall be as effective as delivery of a manually signed counterpart of this Agreement.
SECTION 15. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 16. Jurisdiction; Consent to Service of Process. (a) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any Loan Document against the Guarantor or its properties in the courts of any jurisdiction.
(b) The Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document in any court referred to in paragraph (a) of this Section 16. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5. Nothing in this Agreement or any Loan Document will affect the right of either party to this Agreement to serve process in any other manner permitted by law.
SECTION 17. Termination; Release of Guarantor. (a) This Agreement and the guarantees set forth herein shall terminate when all the Obligations have been paid in full and the Lenders have no further commitment to lend under the Credit Agreement.
Form of Guarantee Agreement

(b) In the event that (i) all the equity interests in the Guarantor are sold, transferred or otherwise disposed of to a Person other than the Borrower or its Subsidiaries in a transaction permitted under the Credit Agreement or (ii) the Guarantor shall no long guarantee any Material Indebtedness of the Borrower, the Administrative Agent shall, in each case, at the Borrower’s expense, promptly take such action and execute such documents as the Borrower may reasonably request to terminate the guarantee of the Guarantor hereunder.
SECTION 18. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Guarantor against any of and all the obligations of the Guarantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 18 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Form of Guarantee Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NEWMONT USA LIMITED,

by

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

EXHIBIT E
[FORM OF]
MATURITY DATE EXTENSION REQUEST
[Date]
JPMorgan Chase Bank, N.A.
1111 Fannin, 10th Floor
Houston, Texas 77002
Fax No. (713) 427-6307
Attention: Leslie Hill
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of May 20, 2011 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Newmont Mining Corporation, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., HSBC Bank USA, National Association, Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia, The Royal Bank of Scotland plc and UBS Loan Finance LLC, as Co-Syndication Agents, and Bank of Montreal, BNP Paribas and Deutsche Bank AG New York Branch, as Co-Documentation Agents. Capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement. In accordance with Section 2.21 of the Credit Agreement, the undersigned hereby requests [(i)] an extension of the Maturity Date from [•], 20[ ] to [•], 20[ ], [(ii) the following changes to the Applicable Rate to be applied in determining the interest payable on Loans of, and fees payable hereunder to, Consenting Lenders in respect of that portion of their Commitments extended to such new Maturity Date, which changes shall become effective on [•], 20[ ]] [and] [(iii) the amendments to the terms of the Credit Agreement set forth below, which amendments shall become effective on [•], 20[ ]:
[•]].

NEWMONT MINING CORPORATION, as Borrower,

By:
Name:
Title:
Form of Maturity Date Extension Request

E-1

The undersigned consents to the requested amendments to the terms of the Credit Agreement and the requested extension of the Maturity Date. The maximum amount of the Commitment of the undersigned with respect to which the undersigned agrees to the amendments to the terms of the Credit Agreement and the extension of the Maturity Date is set forth under its signature.

Name of Institution:

by
Name:
Title:

For any Institution requiring a second signature line:

by
Name:
Title:
Form of Maturity Date Extension Request

E-2